EXHIBIT 2


                                                                  Execution Copy





                          AGREEMENT AND PLAN OF MERGER

                                with respect to
                      the Acquisition of the ENI Business

                             dated October 30, 2001


                                    between


                             MKS INSTRUMENTS, INC.


                                      and


                              EMERSON ELECTRIC CO.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I  THE MERGER, STOCK AND ASSET PURCHASE................................2
   1.1        Merger; Purchase and Sale of Hong Kong Shares; Purchase and
              Sale of Assets and Assumption of Liabilities.....................2
   1.2        Further Assurances...............................................2
   1.3        Conversion of Shares, Purchase Price and Related Matters.........3
   1.4        Reorganization...................................................3
   1.5        The Closing......................................................4
   1.6        Post Closing Adjustment..........................................5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF EMERSON...........................7
   2.1        Organization, Qualification and Corporate Power of the Companies.7
   2.2        Capitalization; Representations Regarding Company Shares.........7
   2.3        Organization, Qualification and Corporate Power of Emerson
              and the Existing ENI Subsidiaries................................8
   2.4        Authorization of Transaction.....................................8
   2.5        Noncontravention.................................................8
   2.6        Company Subsidiaries.............................................9
   2.7        Financial Statements............................................10
   2.8        Absence of Certain Changes......................................10
   2.9        Undisclosed Liabilities.........................................11
   2.10       Tax Matters.....................................................11
   2.11       Ownership and Condition of Assets...............................13
   2.12       Owned Real Property.............................................14
   2.13       Real Property Leases............................................15
   2.14       Intellectual Property...........................................16
   2.15       Inventory.......................................................17
   2.16       Contracts.......................................................17
   2.17       Accounts Receivable.............................................19
   2.18       Powers of Attorney..............................................19
   2.19       Insurance.......................................................19
   2.20       Litigation......................................................20
   2.21       Warranties......................................................20
   2.22       Employees.......................................................20
   2.23       Employee Benefits...............................................21
   2.24       Environmental Matters...........................................24
   2.25       Legal Compliance................................................25
   2.26       Customers and Suppliers.........................................25
   2.27       Permits.........................................................25
   2.28       Certain Business Relationships With Affiliates..................26
   2.29       Restrictions on Business Activities.............................26
   2.30       Investment Representations......................................26
   2.31       Brokers' Fees...................................................26
   2.32       Banking Facilities..............................................27
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYERS......................27
   3.1        Organization and Corporate Power................................27

   3.2        Authorization of the Transaction................................27
   3.3        Capitalization..................................................28
   3.4        Noncontravention................................................28
   3.5        SEC Filings; Financial Statements; Information Provided.........28
   3.6        Absence of Certain Changes or Events............................29
   3.7        Investment Representation.......................................29
   3.8        Broker's Fees...................................................29
   3.9        Litigation......................................................29
   3.10       Legal Compliance................................................29
   3.11       Permits.........................................................30
   3.12       Required Vote...................................................30
   3.13       Board Recommendation............................................30
   3.14       Fairness Opinion................................................30
   3.15       No Other Proposals..............................................30
   3.16       Representations in Respect of Merger............................30
   3.17       Structure.......................................................30
   3.18       Massachusetts Law...............................................30
ARTICLE IV PRE-CLOSING COVENANTS..............................................31
   4.1        Closing Efforts.................................................31
   4.2        Governmental and Third-Party Notices and Consents...............31
   4.3        Proxy Statement.................................................32
   4.4        Stockholders Meeting............................................33
   4.5        Operation of ENI Business.......................................33
   4.6        Access to Information...........................................35
   4.7        Notice of Breaches..............................................35
   4.8        Buyer's Board of Directors......................................36
   4.9        No Solicitation.................................................36
   4.10       FIRPTA Tax Certificates.........................................37
   4.11       License Agreement...............................................37
ARTICLE V  CONDITIONS TO CLOSING..............................................37
   5.1        Conditions to Obligations of each Party.........................37
   5.2        Conditions to Obligations of the Buyer..........................38
   5.3        Conditions to Obligations of Emerson............................39
ARTICLE VI POST-CLOSING COVENANTS.............................................40
   6.1        Proprietary Information.........................................40
   6.2        Solicitation and Hiring.........................................40
   6.3        Non-Competition.................................................40
   6.4        Sharing of Data.................................................41
   6.5        Cooperation in Litigation.......................................41
   6.6        Employee Benefits...............................................41
   6.7        Insurance Matters...............................................43
   6.8        Section 338(g) Election.........................................43
   6.9        Treatment of Merger for Tax Purposes............................43
ARTICLE VII         INDEMNIFICATION...........................................43
   7.1        Indemnification by Emerson......................................43
   7.2        Indemnification by the Buyer....................................44

   7.3        Indemnification Claims..........................................44
   7.4        Survival of Representations and Warranties......................46
   7.5        Limitations.....................................................47
   7.6        Treatment of Indemnity Payments.................................48
ARTICLE VIII TERMINATION......................................................48
   8.1        Termination of Agreement........................................48
   8.2        Effect of Termination; Break-up Fee.............................49
ARTICLE IX TAX MATTERS........................................................49
   9.1        Preparation and Filing of Tax Returns...........................49
   9.2        Tax Indemnification by Emerson..................................50
   9.3        Tax Indemnification by the Buyer................................50
   9.4        Allocation of Certain Taxes.....................................51
   9.5        Refunds and Carrybacks..........................................52
   9.6        Cooperation on Tax Matters; Tax Audits..........................52
   9.7        Termination of Tax-Sharing Agreements...........................53
ARTICLE X  DEFINITIONS........................................................53
ARTICLE XI MISCELLANEOUS......................................................65
   11.1       Press Releases and Announcements................................65
   11.2       No Third Party Beneficiaries....................................65
   11.3       Entire Agreement................................................65
   11.4       Succession and Assignment.......................................65
   11.5       Counterparts and Facsimile Signature............................65
   11.6       Headings........................................................66
   11.7       Notices.........................................................66
   11.8       Governing Law...................................................66
   11.9       Amendments and Waivers..........................................66
   11.10      Severability....................................................67
   11.11      Expenses........................................................67
   11.12      Submission to Jurisdiction......................................67
   11.13      Specific Performance............................................67
   11.14      Construction....................................................68

Exhibits
--------
Exhibit A      -    Shareholder Agreement
Exhibit B      -    Form of IP License Agreement
Exhibit C-1    -    Form of China Services Agreement
Exhibit C-2    -    Form of Non-China Services Agreement
Exhibit D      -    Emerson Knowledge Parties
Exhibit E      -    List of Excluded Assets
Exhibit F      -    List of Excluded Liabilities
Exhibit G      -    Form of Emerson Tax Representation Letter
Exhibit H      -    Form of Buyer Tax Representation Letter

Schedules
---------
Disclosure Schedule
Buyer Disclosure Schedule

Section 4.5Operating the ENI Business
Section 5.2(a) Consents

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is entered into as of October 30, 2001 by and between MKS Instruments, Inc., a Massachusetts corporation (the "Buyer") and Emerson Electric Co., a Missouri corporation ("Emerson").


                                  INTRODUCTION

     1. Emerson operates the ENI Business through the Existing ENI
Subsidiaries.

     2. The Parties have determined the terms of the Reorganization, and subject to the terms and conditions of this Agreement, Emerson shall complete the Reorganization.

     3. Subject to the terms and conditions set forth herein, the Buyer shall merge the Transitory Subsidiary into ENI US, as a result of which ENI US will become a wholly-owned Subsidiary of the Buyer.

     4. Buyer desires to cause the Asset Buyers to purchase from the Asset Sellers, and the Asset Sellers desire to sell to the Asset Buyers, all of the assets of the Asset Sellers relating to the ENI Business (other than those assets which are only tangential to the ENI Business and other assets excluded pursuant hereto), subject to the assumption of related liabilities upon the terms and subject to the conditions set forth herein.

     5. Buyer desires to purchase or cause a Subsidiary of Buyer to purchase from Emerson, and Emerson desires to sell to Buyer or a Subsidiary of the Buyer, all of the outstanding shares of capital stock of ENI Hong Kong, upon the terms and subject to the conditions set forth herein.

     6. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Emerson's willingness to enter into this Agreement, the Specified Buyer Stockholders have entered into a Voting Agreement, dated as of the date of this Agreement.

     7. Although the Parties expect to enter into such ancillary agreements, deeds and instruments of conveyance and assumption as may be required under applicable law (or otherwise desirable in order to fully consummate the transactions contemplated hereby, including without limitation the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities), the Parties have entered into this Agreement as the master and primary agreement governing the terms and conditions of the transactions contemplated hereby.

     In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I

                      THE MERGER, STOCK AND ASSET PURCHASE

     1.1 Merger; Purchase and Sale of Hong Kong Shares; Purchase and Sale of Assets and Assumption of Liabilities.

     (a) The Merger. Upon and subject to the terms and conditions of this Agreement, at the Closing, the Transitory Subsidiary shall merge with and into ENI US. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and ENI US shall continue as the surviving corporation in the Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

     (b) Purchase and Sale of Hong Kong Shares. Upon and subject to the terms and conditions of this Agreement, at the Closing, Emerson shall sell, transfer, convey, assign and deliver to the Buyer or a Subsidiary of the Buyer, and the Buyer or a Subsidiary of the Buyer, shall purchase, acquire and accept from Emerson, all of the Hong Kong Shares, free and clear of all Share Encumbrances.

     (c) Purchase and Sale of Assets and Assumption of Liabilities.

     (i) Transfer of Assets. Upon and subject to the terms and conditions of this Agreement, at the Closing, Emerson shall cause each Asset Seller to sell, convey, assign, transfer and deliver to the applicable Asset Buyer, and the applicable Asset Buyer shall purchase and acquire the Acquired Assets from the applicable Asset Seller.

     (ii) Assumed Liabilities. Upon and subject to the terms and conditions of this Agreement, at the Closing, each of the Asset Buyers, respectively, shall assume and agree to pay, perform and discharge when due all of the Assumed Liabilities of each Asset Seller.

     (iii) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include the Excluded Liabilities.

     1.2 Further Assurances.

     (a) At any time and from time to time after the Closing, at the Buyer's request and without further consideration, Emerson shall promptly execute and deliver (or shall cause its appropriate Subsidiary to execute and deliver) such instruments of sale, transfer, conveyance, assignment and confirmation as the Buyer may reasonably request, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer or a Subsidiary of the Buyer, and to confirm the Buyer's or a Subsidiary of the Buyer's title to, all of the Hong Kong Shares outstanding on the Closing Date, and all of the Acquired Assets and to put the Buyer in actual possession and operating control (through its ownership of the Company Shares and the Acquired Assets) of the assets, properties and business of the ENI Business (other than the Excluded Assets), the Companies and the Company Subsidiaries.

     (b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Deferred Item in relation to which a Deferred Consent has not been obtained. If a Deferred Consent is not obtained (a) the Deferred Item shall be withheld from the Reorganization or the sale pursuant to this Agreement, as the case may be, (b) from and after the Closing, Emerson and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing (after receipt of which such assignment or transfer shall promptly be completed), and (c) until such Deferred Consent is obtained, Emerson and Buyer will cooperate, in all reasonable respects, to provide to Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with Buyer entitled to all the gains and responsible for all the losses, taxes, liabilities and/or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then Buyer and Emerson shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such Deferred Item, including enforcement for the benefit of Buyer of all claims or rights arising thereunder, and the performance by Buyer of the obligations thereunder on a prompt and punctual basis.

     1.3 Conversion of Shares, Purchase Price and Related Matters.

     (a) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, all of the US Shares issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an aggregate of 8,963,389 of the Closing Shares.

     (b) Purchase Price and Related Matters.

     (i) Acquired Assets Purchase Price. In consideration for the sale and transfer of the Acquired Assets to the Asset Buyers, and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall cause the respective Asset Buyers to assume the Assumed Liabilities as provided in
Section 1.1(c)(ii) hereof and to pay $9.0 million of the Cash Purchase Price to ENI Japan and $1.5 million of the Cash Purchase Price to Astec Germany in immediately available funds for the Acquired Assets.

     (ii) Stock Purchase Price. In consideration for the sale and transfer of the Hong Kong Shares, and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall deliver 2,528,136 of the Closing Shares and $10,000 in immediately available funds in exchange for the Hong Kong Shares.

     (c) Purchase of Closing Shares. At the Closing, Emerson, or a Subsidiary of Emerson, shall purchase 508,475 of the Closing Shares from the Buyer at a purchase price of $20.65 per share, payable in immediately available funds.

     1.4 Reorganization. At or prior to the Closing, Emerson shall, and Emerson shall cause its Subsidiaries to, complete the Reorganization. In connection with the formation of the New Company Subsidiaries, Emerson shall reasonably cooperate with Buyer in making all required filings with Governmental Entities and shall consider in good faith Buyer's comments on the proposed formation documents and other matters relating to the New Company Subsidiaries.

     1.5 The Closing.

     (a) The Closing shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts commencing at 9:00 a.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

     (b) At the Closing:

     (i) Emerson shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.2;

     (ii) The Buyer shall deliver to Emerson the various certificates, instruments and documents referred to in Section 5.3;

     (iii) The Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

     (iv) Emerson shall deliver to the Buyer or the appropriate Subsidiary of the Buyer certificates evidencing all of the Hong Kong Shares, duly endorsed in blank or with stock powers duly executed by Emerson or the appropriate Subsidiary of Emerson, as the case may be;

     (v) Each Asset Seller shall deliver (or cause to be delivered) to the respective Asset Buyer an executed bill of sale and, if applicable, an executed patent assignment, an executed trademark assignment and an executed copyright assignment, each in a form to be mutually agreed upon by the Parties giving effect to the provisions of Section 1.1(c)(i);

     (vi) Each Asset Seller shall deliver (or cause to be delivered) to the respective Asset Buyer such other instruments of conveyance as the respective Asset Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to such Asset Buyer of valid ownership of the Acquired Assets owned by such Asset Seller;

     (vii) Each Asset Seller shall transfer to the respective Asset Buyer all the books, records, files and other data (or copies thereof) within the possession of such Asset Seller relating to the Acquired Assets and reasonably necessary for the continued operation of the ENI Business by the respective Asset Buyer;

     (viii) Each Asset Seller shall deliver possession to the respective Asset Buyer, or otherwise put such Asset Buyer in possession and control of, all of the Acquired Assets of a tangible nature owned by such Asset Seller;

     (ix) The respective Asset Buyer shall execute and deliver an assumption agreement to the Asset Seller in a form mutually agreed upon by the Parties giving effect to the provisions of Section 1(c)(ii);

     (x) The Buyer shall deliver to Emerson 11,491,525 of the Closing Shares registered in the name of Emerson or its designees;

     (xi) The Buyer shall pay ENI Japan $9.0 million of the Cash Purchase Price, pay Astec Germany $1.5 million of the Cash Purchase Price and pay Emerson $10,000 with respect to the Hong Kong Shares, each by wire transfer in immediately available funds into accounts designated by Emerson;

     (xii) Emerson, or a Subsidiary of Emerson, shall pay $10.5 million to the Buyer by wire transfer in immediately available funds and the Buyer shall deliver 508,475 of the Closing Shares to Emerson registered in the name of Emerson or its designee;

     (xiii) The Buyer and Emerson shall execute and deliver to each other the Shareholder Agreement in substantially the form attached hereto as Exhibit A;

     (xiv) The Buyer and Emerson shall execute and deliver to each other the Services Agreements each in substantially the form attached hereto as Exhibits C-1 and C-2; and

     (xv) The Buyer and Emerson shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

     1.6 Post Closing Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

     (a) Not later than 50 calendar days after the Closing Date, Emerson shall deliver to the Buyer a Statement of Closing Working Capital, including a schedule of all of the line items thereof, which shall be prepared in accordance with GAAP applied consistently with past practice (to the extent such past practices are consistent with GAAP). The cost of the preparation of the Statement of Closing Working Capital shall be paid by Emerson. The Buyer shall afford Emerson and Emerson's Auditor reasonable access to the books and records of each Company, each of the Company Subsidiaries and each Asset Buyer during normal business hours for purposes of the preparation of the Statement of Closing Working Capital.

     (b) The Statement of Closing Working Capital delivered pursuant to paragraph (a) above shall be accompanied by relevant backup materials, schedules and a statement setting forth the amount, if any, by which the Closing Working Capital is greater than, or less than, the Target Amount.

     (c) In the event that the Buyer disputes the Statement of Closing Working Capital or the calculation of the Closing Working Capital, the Buyer shall deliver a Dispute Notice to Emerson stating the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Statement of Closing Working Capital. In the event of such a dispute, the Buyer and Emerson shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an Arbitrator selected in writing by Emerson and the Buyer or, if Emerson and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by Emerson or the Buyer, such Arbitrator shall be selected in accordance with the rules of the Boston, Massachusetts office of the American Arbitration Association. All determinations pursuant to this paragraph (c) shall be in writing and shall be delivered to the Parties. The determination of the Arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Arbitrator pursuant to this Section 1.6 may be entered in and enforced by any court having jurisdiction thereover. Nothing herein shall be construed to authorize or permit the Arbitrator to:

          (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital;

          (ii) resolve any such differences by making any adjustment to the Statement of Closing Working Capital that is outside of the range defined by amounts as finally proposed by the Parties.

     (d) The fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to paragraph (c) above shall be shared equally by Emerson and the Buyer; provided that if the Arbitrator determines that one Party has adopted a position or positions with respect to the Statement of Closing Working Capital or the calculation of the Closing Working Capital that is frivolous or clearly without merit, the Arbitrator may, in its discretion, assign a greater portion of any such fees and expenses to such Party.

     (e) Failure of Buyer to deliver a Dispute Notice within 30 days after receiving the Statement of Closing Working Capital, or notification by the Buyer to Emerson that no Dispute Notice will be given, shall constitute acceptance of the Closing Working Capital as set forth on the Closing Working Capital Statement and there shall be no additional payment required or adjustment to the Purchase Price pursuant to this Section. Buyer shall be deemed to accept all portions of the Statement of Closing Working Capital that are not set forth in such Dispute Notice.

     (f) Immediately upon the resolution of all disputes, if any, pursuant to this Section 1.6, the Purchase Price shall be adjusted as follows:

          (i) If the Closing Working Capital is less than the Target Amount, then within five (5) business days of the final determination of the Closing Working Capital, Emerson shall pay to Buyer, in cash, the amount of such deficiency, and such payment shall be considered to be a reduction in the Purchase Price allocable to the Merger Consideration.

          (ii) If the Closing Working Capital is equal to or greater than the Target Amount, there shall be no additional payment required or adjustment to the Purchase Price pursuant to this Section.

     (g) If there is a reduction in Closing Working Capital caused by an event or circumstance which would give rise to an indemnification claim under Article VII of this

Agreement, and as a result of such reduction in Closing Working Capital, the Purchase Price is reduced pursuant to Section 1.6(f)(i), the Buyer and its Subsidiaries shall not be entitled to indemnification for such claim except to the extent it exceeds the amount of the reduction of the Purchase Price.


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF EMERSON

     Except as set forth in the Disclosure Schedule, Emerson represents and warrants to the Buyer that the statements contained in Sections 2.1, 2.2, 2.6, 2.10(i), 2.10(n), 2.11(b) and (c), 2.12 and 2.13 and all statements in this
Article II with respect to any New Company Subsidiary are true and correct as of the Closing Date, and that the remaining statements contained in this
Article II are true and correct as of the date hereof and as of the Closing Date (except as expressly specified therein). The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in Article II of this Agreement, except for Sections 2.16(iii), (ix),
(xiv) and (xv) of the Disclosure Schedule, which shall be arranged in subsections corresponding to such subsections. The disclosures in any section of the Disclosure Schedule shall qualify other sections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections. For purposes of this Article II, the phrase "to the knowledge of Emerson" or any phrase of similar import shall be deemed to refer to the actual knowledge of each of the persons set forth on Exhibit D attached hereto, as well as (except for the purposes of Section 2.14(c)) any other knowledge which any of such persons would have possessed had they made reasonable inquiry with respect to the matter in question.

     2.1 Organization, Qualification and Corporate Power of the Companies. Each Company is a corporation duly organized, validly existing and, wherever applicable, in corporate good standing under the laws of the jurisdiction of its incorporation. Each Company is duly qualified to conduct business and, wherever applicable, is in corporate good standing under the laws of each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Company Material Adverse Effect. Each Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Emerson has furnished to the Buyer true and complete copies of each Company's charter and by-laws, each as amended and as in effect on the date hereof. No Company is in default under or in violation of any provision of its charter or by-laws. No Company has conducted any business other than the ENI Business.

     2.2 Capitalization; Representations Regarding Company Shares.

     (a) All of the Company Shares have been duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right or any subscription right. There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which either Company is a party or which are binding upon either Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to either Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of either Company. All of the Company Shares were issued in compliance with all applicable securities laws.

     (b) Emerson or a Subsidiary of Emerson has good and valid title to the Company Shares, free and clear of any and all covenants, conditions, Share Encumbrances, Security Interests, options and adverse claims or rights whatsoever.

     2.3 Organization, Qualification and Corporate Power of Emerson and the Existing ENI Subsidiaries.

     (a) Emerson is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Missouri. Emerson is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Company Material Adverse Effect. Emerson has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to have the such corporate power and authority would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Each Existing ENI Subsidiary is a corporation duly organized, validly existing and, wherever applicable, in corporate good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business and, wherever applicable, is in corporate good standing under the laws of each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Company Material Adverse Effect. Each Existing ENI Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to have the such corporate power and authority would not reasonably be expected to have a Company Material Adverse Effect.

     2.4 Authorization of Transaction. Emerson and each Asset Seller each has all requisite power and authority to execute and deliver this Agreement and, where applicable, the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. The execution and delivery by Emerson and each Asset Seller of this Agreement and the performance by Emerson and each Asset Seller of this Agreement and, where applicable, the Ancillary Agreements and the consummation by Emerson and each Asset Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Emerson and each Asset Seller. This Agreement has been duly and validly executed and delivered by Emerson and each Asset Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by Emerson and each Asset Seller, if applicable, will constitute, a valid and binding obligation of Emerson and each Asset Seller, if applicable, enforceable against Emerson and each Asset Seller, if applicable, in accordance with its terms.

     2.5 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and any applicable foreign Antitrust Laws, neither the execution and delivery by Emerson or any Asset Seller of this Agreement or the Ancillary Agreements, nor the consummation by Emerson or any Asset Seller of the Reorganization or the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or by-laws of Emerson or any Asset Seller or the charter, by-laws or other organizational document of any Existing ENI Subsidiary, any Company or any Company Subsidiary, (b) require on the part of Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company or any Company Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any agreement or instrument to which Emerson or any Asset Seller is a party or any agreement or instrument that would be required to be disclosed under Sections 2.13, 2.14 or 2.16 of this Agreement,
(d) result in the imposition of any Security Interest upon any assets of Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company or any Company Subsidiary, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company, any Company Subsidiary or any of their respective properties or assets, in the case of this clause (e), which would reasonably be expected to have a Company Material Adverse Effect.

     2.6 Company Subsidiaries.

     (a) Each Company Subsidiary:

          (i) is a corporation duly organized, validly existing and, wherever applicable, in corporate good standing under the laws of the jurisdiction of its incorporation;

          (ii) is duly qualified to conduct business and, wherever applicable, is in corporate good standing under the laws of each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Company Material Adverse Effect; and

          (iii) has all requisite power and authority to carry on the portion of the ENI Businesses in which it is engaged and to own and use the properties which are owned and used by it.

     (b) Each of the New Company Subsidiaries has been established by Emerson solely in connection with the Reorganization and the transactions contemplated by this Agreement. No such New Company Subsidiary has any assets or liabilities other than assets and liabilities associated with the ENI Business and no New Company Subsidiary has conducted any business other than the ENI Business.

     (c) After giving effect to the Reorganization:

          (i) at or prior to the Closing, Emerson will have delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Company Subsidiary, as amended to date;

          (ii) no Company Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents;

          (iii) all of the issued and outstanding shares of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right or any subscription right;

          (iv) all shares of each Company Subsidiary are held of record or owned beneficially by a Company or a Company Subsidiary and are held or owned free and clear of any Share Encumbrances, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands;

          (v) there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which any Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Company Subsidiary;

          (vi) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary;

          (vii) there are no voting trusts, proxies or other agreements or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of any Company Subsidiary;

          (viii) no Company controls directly or indirectly or has any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity which is not a Company Subsidiary; and

          (ix) all of the issued and outstanding shares of capital stock of each Company Subsidiary have been issued in compliance with applicable securities laws.

     2.7 Financial Statements. Emerson has provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), fairly present the consolidated financial condition, results of operations and cash flows of the ENI Business as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Existing ENI Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material).

     2.8 Absence of Certain Changes. Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect, and (b) none of Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company or any Company Subsidiary has taken any of the actions set forth in paragraphs (i) through (xiii) of Section 4.5(a), which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

     2.9 Undisclosed Liabilities. Except as set forth in Section 2.9 of the Disclosure Schedule, the ENI Business does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, including with respect to frequency and amount, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (d) the Excluded Liabilities.

     2.10 Tax Matters.

     (a) (i) Each of ENI US, ENI Taiwan and, as of the Closing Date, ENI Hong Kong and ENI China has filed on a timely basis all material Tax Returns that each is required to file, and all such Tax Returns were complete and accurate in all material respects; (ii) ENI US is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which Emerson or a Subsidiary of Emerson was the common parent and all material Tax Returns of any such Affiliated Group which were required to be filed have been filed and all such Tax Returns were complete and accurate in all material respects; (iii) each of ENI US, each member of an Affiliated Group, ENI Taiwan and, as of the Closing Date, ENI Hong Kong and ENI China has paid on a timely basis all material Taxes that were due and payable prior to the Closing Date other than Taxes being contested in good faith; (iv) the unpaid Taxes of ENI US and ENI Taiwan for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet to any material extent; and (v) all material Taxes that ENI US, ENI Taiwan and, as of the Closing Date, ENI Hong Kong and ENI China is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

     (b) (i) All copies of any pro forma federal income Tax Returns for ENI US provided or made available to Buyer and its representatives are accurate in all material respects; (ii) the federal income Tax Returns of or relating to ENI US for all taxable years through the taxable year specified in Section 2.10(b) of the Disclosure Schedule have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations; (iii) no examination or audit of any Tax Return of or relating to ENI US or ENI Taiwan by any Governmental Entity is currently in progress or, to the knowledge of Emerson, threatened or contemplated; (iv) to the knowledge of Emerson, none of ENI US, ENI Taiwan and, as of the Closing Date, ENI Hong Kong and ENI China has been informed by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return that was not filed; and (v) none of ENI US, ENI Taiwan and, as of the Closing Date, ENI Hong Kong and ENI China has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

     (c) ENI US is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of ENI US is subject to an election under Section 341(f) of the Code; (ii) ENI US has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be subject to the deduction limitations of Section 162(m) of the Code; and (iii) none of ENI US, ENI Taiwan and, as of the Closing Date, ENI Hong Kong and ENI China has any actual or, to the knowledge of Emerson, potential liability for any material Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise, except actual or potential liabilities of ENI US for any material Taxes of other Subsidiaries of Emerson under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or foreign law).

     (d) None of the assets of ENI US: (i) is property that is subject to a tax benefit transfer lease executed in accordance with former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code;

     (e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that will be required to be taken into account by any of ENI US, ENI Taiwan and, as of the Closing Date, ENI Hong Kong and ENI China in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

     (f) There is no limitation on the utilization by ENI US of any net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of state law (other than any such limitations arising as a result of the consummation of the transactions contemplated by this Agreement).

     (g) ENI US has never participated in an international boycott as defined in Section 999 of the Code.

     (h) ENI US has not distributed to its stockholders or security holders stock or securities of a controlled corporation, and no stock or securities of any Subsidiary of ENI US has been distributed in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

     (i) Section 2.10(i) of the Disclosure Schedule, which shall be provided to Buyer on or prior to the Closing Date, sets forth with respect to the ENI Business each jurisdiction in which any of ENI US, ENI Taiwan and the Asset Sellers regularly files material Tax Returns or has filed a material Tax Return within three (3) years preceding the Closing Date.

     (j) ENI US has not incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

     (k) ENI US is not party to any gain recognition agreement under Section 367 of the Code.

     (l) None of ENI US, ENI Taiwan or, as of the Closing Date, ENI Hong Kong or ENI China owns any direct interest in an entity that is characterized as a partnership or (other than ENI China if an election to that effect is made by ENI China) a disregarded entity for U.S. federal income Tax purposes.

     (m) Each of ENI Japan, Astec Germany, Astec International Limited, Astec Custom Power (Hong Kong) Limited, Astec Electronics Company Ltd., and Astec Power Supply (Shenzhen) Company Ltd.: (i) has or will have, as of the Closing Date, timely paid all Taxes which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a lien (other than a lien in respect of Taxes not yet due and payable) on any Acquired Asset or asset transferred to ENI Hong Kong or ENI China, would otherwise materially adversely affect the ENI Business or would result in Buyer, ENI Hong Kong, ENI China or any Affiliate of Buyer becoming liable or responsible therefor and (ii) will timely pay all Taxes which arise from or with respect to the Acquired Assets or the ENI Business that are incurred or attributable to a taxable period (or portion thereof) that ends on or before the Closing Date, the non-payment of which would result in a lien (other than a lien in respect of Taxes not yet due and payable) on any Acquired Asset or asset transferred to ENI Hong Kong or ENI China, would otherwise materially adversely affect the ENI Business or would result in Buyer, ENI Hong Kong, ENI China or any Affiliate of Buyer becoming liable therefor.

     (n) Emerson shall provide Buyer with a representation letter substantially in the form of Exhibit G dated as of the Closing Date. The representations and warranties contained in such representation letter shall be incorporated into this Agreement as if such representations and warranties were made by Emerson in this Section 2.10.

     2.11 Ownership and Condition of Assets.

     (a) Except for the Excluded Assets, the Existing ENI Subsidiaries have good title to, or lease under valid leases, all of the tangible assets used in the ENI Business, free and clear of all Security Interests. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

     (b) After giving effect to the Reorganization, the tangible Acquired Assets owned by the Companies and the Company Subsidiaries are all of the tangible assets used in the ENI Business other than the Excluded Assets and assets which are only tangential to the ENI Business. Each Asset Seller, each Company and each Company Subsidiary has good title to, or leases under valid leases, free and clear of all Security Interests all such tangible assets. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

     (c) Except for Intellectual Property, which is separately addressed in
Section 2.14 of this Agreement, after giving effect to the Reorganization, other than the Excluded Assets, and assets which are only tangential to the ENI
Business:

          (i) all of the assets, properties and rights of every type and description, real, personal, tangible and intangible, used or held for use in the conduct of the ENI

     Business are owned by, or leased or licensed by third parties to, an Asset Seller, a Company or a Company Subsidiary;

          (ii) after the Closing, neither Emerson nor any Subsidiary or Affiliate of Emerson will have any ownership, license or similar interest in or to any of the assets, properties or rights of any type and description, real, personal, tangible and intangible, used in the conduct of the ENI Business; and

          (iii) all material items of equipment (including all equipment contained in the Rochester, New York and Shenzhen City, China locations of the ENI Business) used in or by the ENI Business will be owned or leased by an Asset Seller, a Company or a Company Subsidiary.

     (d) Section 2.11(d) of the Disclosure Schedule lists individually (i) all assets of the ENI Business which are fixed assets (within the meaning of GAAP) having a net book value greater than $25,000, and (ii) all other assets of a tangible nature (other than inventories) of the ENI Business, excluding the Excluded Assets, having a net book value greater than $25,000.

     2.12 Owned Real Property.

     Section 2.12 of the Disclosure Schedule lists the property address of each parcel of Owned Real Property. With respect to each parcel of Owned Real
Property:

     (a) a Company or a Company Subsidiary has good and marketable title to such Owned Real Property, insurable by a recognized national title insurance company, free and clear of any Security Interest, easement, environmental lien, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially adversely impair the uses, occupancy or value of such Owned Real Property for the operation of the ENI Business;

     (b) there are no (i) pending or, to the knowledge of Emerson, threatened condemnation proceedings relating to such Owned Real Property, or (ii) pending or, to the knowledge of Emerson, threatened litigation or administrative actions relating to such Owned Real Property;

     (c) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than a Company or a Company Subsidiary) the right of use or occupancy of any portion of such Owned Real Property;

     (d) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein;

     (e) to Emerson's knowledge, such Owned Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such property;

     (f) such Owned Real Property is assessed by local property assessors as a Tax parcel or parcels separate from all other Tax parcels; and

(g) Emerson has made available to the Buyer complete and accurate copies of all of the following materials relating to such Owned Real Property, to the extent such items exist and are in Emerson's actual possession or control: title insurance policies and commitments; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Owned Real Property; surveys; as-built construction plans; construction contracts and warranties; appraisals; structural inspection, soils, environmental assessment and similar reports.

     2.13 Real Property Leases.

     Section 2.13 of the Disclosure Schedule lists all Leases, and all amendments thereto. Emerson has delivered to the Buyer complete and accurate copies of the Leases, including all amendments thereto. With respect to each
Lease:

     (a) such Lease is legal, valid, binding, enforceable and in full force and effect (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors rights generally);

     (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

     (c) no Asset Seller, no Company, no Company Subsidiary and, to the knowledge of Emerson, no other party, is in material breach or violation of, or default beyond any applicable cure period under, any such Lease, and no event has occurred, is pending or, to the knowledge of Emerson, is threatened, which, after the giving of notice or lapse of time, would constitute a material breach or default by any Asset Seller, any Company or any Company Subsidiary or, to the knowledge of Emerson, any other party under such Lease;

     (d) no Asset Seller, no Company and no Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold, except as set forth in Section 2.13 of the Disclosure Schedule;

     (e) to the knowledge of Emerson, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities consistent with past practice; and

     (f) as of the date of this Agreement, with respect to the IDRB Lease:

          (i) the amount of the Outstanding Bonds is $5,000,000, in addition to the amount of interest that has accrued on such amount since July 1, 2001;

          (ii) the next Bond Payment Date is January 2, 2002, and the Debt Service Payment payable on such Bond Payment Date is $68,750;

          (iii) the current Bond Rate is 2.75% and it is a floating rate reset once a year on June 30;

          (iv) to the knowledge of Emerson, there are no Security Interests, easements, covenants or other restrictions applicable to the real property subject to such lease which would reasonably be expected to materially impair the ENI Business' current uses or the occupancy by the ENI Business of the property subject thereto;

          (v) ENI US is an assignee of the IDRB Lease pursuant to Section 9.3 thereof, and all conditions, deliveries and consents required under the IDRB Lease in connection with the assignment of the lessee's interest under the IDRB Lease to ENI US have been satisfied, delivered and obtained; and

          (vi) The trustee under the IDRB Lease is The Chase Manhattan Bank.

     2.14 Intellectual Property.

     (a) Section 2.14(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor owned by (A) Emerson, each Asset Seller or any Existing ENI Subsidiary which is used in connection with the ENI Business and (B) Emerson, each Asset Seller or any Existing ENI Subsidiary covering any Customer Deliverables.

     (b) At the Closing, after giving effect to the Reorganization, the Buyer, a Subsidiary of the Buyer, a Company or a Company Subsidiary will own or have the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and the Product Designs and (ii) to operate the Internal Systems, provided that representations and warranties as to matters of infringement, violation or misappropriation of Intellectual Property rights shall be governed solely by
Section 2.14(c). At the Closing, after giving effect to the Reorganization:

          (i) to the extent required to consummate the transactions contemplated by this Agreement, Emerson and the Existing ENI Subsidiaries will have assigned to the Buyer, a Subsidiary of the Buyer, one of the Companies or the Company Subsidiaries all Company Intellectual Property that was owned at any time by Emerson, any Asset Seller or any Existing ENI Subsidiary;

          (ii) no person or entity other than Buyer, a Subsidiary of the Buyer, a Company or a Company Subsidiary will have any rights to any of the Company Intellectual Property (except pursuant to agreements or licenses specified in Section 2.16 of the Disclosure Schedule, except for implied license rights granted to a purchaser of products or services of the ENI Business and except for the rights granted under the IP License Agreement); and

          (iii) to the knowledge of Emerson, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

     (c) None of the marketing, distribution, making, provision or use of the Customer Deliverables infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the actual knowledge of Emerson, making, using or selling of the Product Designs does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any person or entity. The Internal Systems do not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.14(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by Emerson, any Asset Seller, or any Existing ENI Subsidiary, or after the Reorganization of any Company or Company Subsidiary, alleging any such infringement, violation or misappropriation; and Emerson has provided to the Buyer complete and accurate copies of all non-privileged written documentation in the possession of Emerson, any Asset Seller or any Existing ENI Subsidiary, or after the Reorganization of any Company or Company Subsidiary, relating to any such complaint, claim, notice or threat. Emerson has provided to the Buyer complete and accurate copies of all non-privileged written documentation in the possession of Emerson, any Asset Seller or any Existing ENI Subsidiary, or after the Reorganization of any Company or Company Subsidiary, relating to claims or disputes known to Emerson, any Asset Seller or any Existing ENI Subsidiary, or after the Reorganization of any Company or Company Subsidiary, concerning any Company Intellectual Property.

     (d) All Intellectual Property developed by a third party for use in the ENI Business (other than Intellectual Property which if not available would not result in a Company Material Adverse Effect) was developed pursuant to written agreements which are listed in Section 2.16 of the Disclosure Schedule. All such agreements have been made available to Buyer. All Intellectual Property developed by employees of Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company or any Company Subsidiary for use in the ENI Business has been developed in the course of such employee's employment.

     2.15 Inventory. All inventory of the ENI Business, as reflected on the Statement of Closing Working Capital (net of any applicable reserve shown thereon), consists of a quality usable and saleable in the Ordinary Course of Business. All inventory of the ENI Business shown on the Statement of Closing Working Capital (net of any applicable reserves shown thereon) has been priced at the lower of cost (determined on a first-in first-out basis) or market.

     2.16 Contracts.

     (a) Section 2.16 of the Disclosure Schedule lists the following agreements (written or oral) relating to the ENI Business as of the date of this
Agreement:

          (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 in any twelve-month period;

          (ii) any agreement (or group of related agreements), other than purchase orders entered into in the Ordinary Course of Business, for the purchase or sale of products or for the furnishing or receipt of services
     (A) which calls for performance over a period of more than one year, or
     (B) which cannot be terminated upon less than sixty (60) days notice without the payment of a termination fee and which involves, or may reasonably be expected to involve, more than the sum of $50,000;

          (iii) any agreement (A) with any of the ENI Business' top 20 customers based on revenues generated during the last full fiscal year, in which any Existing ENI Subsidiary, any Company or any Company Subsidiary has granted manufacturing rights or "most favored nation" pricing provisions or (B) in which any Existing ENI Subsidiary has agreed to purchase a minimum quantity of goods or services exceeding $50,000 in any twelve-month period or has agreed to purchase goods or services exceeding $50,000 in any twelve-month period exclusively from a certain party, other than purchase orders entered into in the Ordinary Course of Business;

          (iv) any sales representative, distribution or similar sales or distribution agreement;

          (v) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

          (vi) any agreement (or group of related agreements) under which the ENI Business has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it will have imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (vii) any agreement relating to capital expenditures or involving future payments, or a series of related expenditures or payments, exceeding $50,000 in any twelve-month period;

          (viii) any agreement for the disposition of any significant portion of the assets or business of the ENI Business (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

          (ix) any agreement containing any covenants or restrictions limiting the freedom of the ENI Business from engaging in any line of business in competition with any persons;

          (x) any employment, consulting or severance agreement;

          (xi) any agreement involving any current or former officer, director or stockholder of any Existing ENI Subsidiary, any Company, any Company Subsidiary or an Affiliate of any thereof;

          (xii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

          (xiii) any agreement which contains any provisions requiring any Company or any Company Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

          (xiv) any agreement pursuant to which Intellectual Property is licensed, assigned or transferred from a third party for use in the ENI Business (other than "shrink wrap" or similar agreements granting rights to off-the-shelf software programs);

          (xv) any agreement pursuant to which Emerson, an Asset Seller, an Existing ENI Subsidiary, a Company or a Company Subsidiary has licensed, assigned or otherwise transferred to a third party Intellectual Property used in the ENI Business; and

          (xvi) any other agreement (or group of related agreements), other than purchase orders entered into in the Ordinary Course of Business, either involving more than $50,000 or not entered into in the Ordinary Course of Business.

     (b) Emerson has made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.14 or Section 2.16 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) no Asset Seller, no Company, no Company Subsidiary and, to the knowledge of Emerson, no other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Emerson, has been or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Asset Seller, any Company or any Company Subsidiary or, to the knowledge of Emerson, any other party under such agreement, except as would not reasonably be expected to have a Company Material Adverse Effect.

     (c) Each agreement entered into by ENI US under the so-called KanBan Documents of Understanding is terminable by ENI US upon not more than 90 days written notice by ENI US to the other party without the payment of any termination or cancellation fee other than payment for finished goods and work in process at the time of such termination or cancellation.

     2.17 Accounts Receivable. All accounts receivable of the ENI Business reflected on the Statement of Closing Working Capital are valid receivables subject to no setoffs or counterclaims and are current and collectible, net of the applicable reserve for bad debts shown on the Statement of Closing Working Capital. A complete and accurate list of the 20 largest accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.17 of the Disclosure Schedule.

     2.18 Powers of Attorney. Except as granted in the ordinary course of the ENI Business, there are no outstanding powers of attorney relating to the ENI Business or otherwise executed on behalf of any Company or any Company Subsidiary.

     2.19 Insurance. Section 2.19 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, commercial general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) relating to the ENI Business to which any Existing ENI Subsidiary, any Company or any Company Subsidiary is a beneficiary, all of which are in full force and effect. There is no material claim pending under any such policy with respect to the ENI Business as to which coverage has been questioned, denied or disputed by the underwriter of such policy except any claims, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect. All premiums due and payable under all such policies have been paid, no Asset Seller, no Company and no Company Subsidiary may be liable for retroactive premiums or similar payments, and the Existing ENI Subsidiaries, the Companies and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. Emerson has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

     2.20 Litigation. There is no Legal Proceeding which is pending, and no Existing ENI Subsidiary, no Asset Seller, no Company and no Company Subsidiary, has received written notice of any threatened Legal Proceeding with respect to the ENI Business which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding with respect to the ENI Business against any Existing ENI Subsidiary.

     2.21 Warranties. With respect to the contracts with the five largest customers of the ENI Business as of the date of this Agreement, there are no guaranties, warranties, rights of return, rights of credit or other indemnity other than those set forth in such contracts. Emerson has delivered to the Buyer complete and accurate copies of such contracts.

     2.22 Employees.

     (a) Section 2.22 of the Disclosure Schedule contains a list of all engineers employed by the ENI Business, all sales and marketing personnel employed by the ENI Business whose annual rate of compensation exceeds $50,000 per year and all employees of the ENI Business whose annual rate of compensation exceeds $75,000 per year, along with the position and the annual rate of compensation of each such person. Each employee of the ENI Business has entered into a confidentiality/assignment of inventions agreement with Emerson or an Existing ENI Subsidiary, a copy or form of which has previously been delivered to the Buyer. Each such confidentiality agreement and each such assignment of inventions agreement with employees of ENI US will continue to be legal, valid, binding and enforceable and in full force and effect for the benefit of the Buyer, a Company or an appropriate Company Subsidiary immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.22 of the Disclosure Schedule contains a list of all employees of the ENI Business who are a party to a non-competition agreement with Emerson, any Asset Seller or any Existing ENI Subsidiary; copies of the forms of which agreements have previously been delivered to the Buyer. The transactions contemplated by this Agreement will not have any effect on the enforceability of any such non-competition agreements. As of the date of this Agreement, to the knowledge of Emerson, no engineer employed by the ENI Business, no member of the sales or marketing personnel employed by the ENI Business, no employee of the ENI Business whose annual rate of compensation exceeds $75,000 and no group of employees performing services related to the ENI Business has any plans to terminate employment with Emerson or any Existing ENI Subsidiary.

     (b) The ENI Business is not a party to or bound by any collective bargaining agreement. None of the Existing ENI Subsidiaries has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes related to the ENI Business. Emerson has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Emerson, any Asset Seller or any Existing ENI Subsidiary performing services related to the ENI Business.

     2.23 Employee Benefits.

     (a) Section 2.23(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Such section of the Disclosure Schedule identifies any such Company Plan which is unwritten and contains a description of the nature of such Company Plan.

     (b) With respect to the Company Plans, complete and accurate copies have been delivered to the Buyer of (i) all written Company Plans, (ii) all related trust agreements, group annuity contracts, administration and similar agreements, insurance contracts, investment management and investment advisory agreements, (iii) current summary plan descriptions, employee handbooks, or other similar employee communications, (iv) all personnel, payroll and employment manuals and policies, (v) the most recent annual report filed with the Internal Revenue Service for each Company Plan (Forms 5500, 5500C or 5500R) with schedules attached, and (vi) where applicable, the most recent plan financial statements for each Company Plan.

     (c) Each Company Plan has been administered in accordance with its terms, and Emerson, each Asset Seller, each Existing ENI Subsidiary, each ERISA Affiliate, each Company and each Company Subsidiary has met its obligations with respect to each Company Plan and has timely made all required contributions thereto, and each Asset Seller, each Existing ENI Subsidiary, each Company, each Company Subsidiary, each ERISA Affiliate and each Company Plan is in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA), except for any such failure which would not reasonably be expected to have a Company Material Adverse Effect. All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been accurately completed and timely submitted. With respect to the Company Plans, no event has occurred and, to the knowledge of Emerson, there exists no condition or set of circumstances in connection with which the Buyer, any Company, any Company Subsidiary or any plan participant could be subject to any liability (including penalties or Taxes) under ERISA (including Title IV thereof), the Code or any other applicable law, nor will the transactions contemplated by the Reorganization or by this Agreement give rise to any such liability. No Existing ENI Subsidiary, no Company and no Company Subsidiary has incurred any liability or will be deemed to have assumed any liability which will survive the Closing, under ERISA or the Code or other applicable law with respect to Employee Benefits Plans, as a result of such Company or such Company Subsidiary's inclusion in the same controlled group (as defined in Code Section 414(b), (c), (m) or (o)) as Emerson or any ERISA Affiliate of Emerson.

     (d) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements, except for any failure to contribute, accrue or account which would not reasonably be expected to have a Company Material Adverse Effect. No Asset Seller, no Company and no Company Subsidiary has any liability (contingent or otherwise) for benefits under any Company Plan, except as set forth in the Financial Statements. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan. No Stand Alone Plan has assets that include securities issued by Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company, any Company Subsidiary or any of their ERISA Affiliates.

     (e) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and trusts related thereto are exempt from U. S. federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, no fact or circumstances exists giving rise to a likelihood that such determination letter would be revoked, and no act or omission has occurred that would materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and
Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date, except for any increase that would not reasonably be expected to have a Company Material Adverse Effect.

     (f) None of any Asset Seller, any Company, any Existing ENI Subsidiary or any Company Subsidiary has (i) ever maintained an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), or (iii) has ever contributed to a multiemployer plan with respect to which there has been any withdrawal liability which has not been fully satisfied and no such multiemployer plan is insolvent or in reorganization. No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Existing ENI Subsidiary, no Company and no Company Subsidiary has incurred any liability or will be deemed to have assumed any liability which will survive the Closing under ERISA, the Code or other applicable law with respect to Employee Benefits Plans, as a result of such Company's or such Company Subsidiary's inclusion in the same controlled group (as defined in Code Section 414(b), (c), (m) or (o)) as Emerson or any ERISA Affiliate of Emerson.

     (g) Each Stand Alone Plan is amendable and terminable unilaterally by the Asset Seller, the Company or the Company Subsidiary party thereto or covered thereby at any time without liability to any Asset Seller, any Company or any Company Subsidiary as a result thereof, and no Stand Alone Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits any Asset Seller, any Company or any Company Subsidiary party thereto or covered thereby from amending or terminating any such Stand Alone Plan, or in any way limits such action.

     (h) Section 2.23(h) of the Disclosure Schedule discloses each (i) agreement with any executive officer or other key employee of the ENI Business
(A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the ENI Business of the nature of any of the transactions contemplated by the Reorganization or by this Agreement, except for any alteration which would not reasonably be expected to have a Company Material Adverse Effect, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee or (ii) agreement or plan binding any Existing ENI Subsidiary or, after the Closing, the Buyer, any Buyer Subsidiary, any Company or any Company Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or the benefits of which will become payable (or permit an employee to voluntarily terminate and receive benefits which will be payable) by, the occurrence of any of the transactions contemplated by the Reorganization or by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by the Reorganization or by this Agreement.

     (i) No Company, no Company Subsidiary and no Existing ENI Subsidiary has within the past six years paid any amount that could reasonably be expected to be treated as an "excess parachute payment" as defined in Section 280G of the Code. None of the transactions contemplated by the Reorganization or by this Agreement will give rise to any loss of deductibility under Code Section 280G or excise tax under Code Section 4999.

     (j) Other than as required under Section 601 et seq. of ERISA, none of the Company Plans promises or provides health or other welfare benefits or coverage to any person following retirement or other termination of employment with the ENI Business. Section 2.23(j) of the Disclosure Schedule lists each Company Plan which provides benefits after termination of employment with the ENI Business (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA) and the amount by which the present value of benefits accrued under each such Company Plan exceeds the fair market value of the assets of each such Company Plan.

     (k) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Emerson, threatened, with respect to any Company Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in liability to any Existing ENI Subsidiary, any Asset Seller, any Company, any Company Subsidiary, or any Company Plan, except for any liability which would not reasonably be expected to have a Company Material Adverse Effect. No Stand Alone Plan is the subject of or has received notice that it is the subject of examination by a Governmental Entity or has been a participant in a government sponsored amnesty, voluntary compliance or similar program.

     (l) Each Company Plan maintained outside the United States is in compliance, and the books and records thereof are maintained in compliance, with all applicable laws, rules and regulations of the jurisdiction in which such Company Plan is maintained. Section 2.23(l) of the Disclosure Schedule lists each country in which any of the Existing ENI Subsidiaries has operations and the number of employees in each such country.

     (m) Each individual who has received compensation for the performance of services on behalf of the ENI Business has been properly classified as an employee or independent contractor in accordance with applicable law.

     (n) Section 2.23(n) of the Disclosure Schedule sets forth the amount accrued with respect to the vacation, accrued sick time and/or earned time off of ENI Employees as of September 30, 2001, whether or not formally accrued for financial statement purposes.

     2.24 Environmental Matters.

     (a) The ENI Business has been conducted and is being conducted in all material respects in compliance with all applicable Environmental Laws. There is no pending or, to the knowledge of Emerson, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or to the knowledge of Emerson, any governmental investigation, inquiry or information request, in each case relating to any Environmental Law and relating to the ENI Business. Without limiting any of the foregoing, there is no pending litigation, or to the knowledge of Emerson, any threatened claim or litigation with respect to the ENI Business relating to: (i) exposure to or presence of Materials of Environmental Concern; (ii) noises, odors or vibrations at or from any real property or facility currently or formerly owned, leased, occupied or controlled by the ENI Business; or (iii) indoor air quality in each case, which would reasonably be expected to result in a Company Material Adverse Effect.

     (b) No Asset Seller, no Company and no Company Subsidiary has any liabilities or obligations, whether known or unknown, arising from the release of any Materials of Environmental Concern into the environment that occurred or existed at or prior to the Closing Date. No Existing ENI Subsidiary has received or been informed in writing of any fact, condition or correspondence with respect to the ENI Business which indicates that any Existing ENI Subsidiary may be responsible for a release of any Materials of Environmental Concern to the environment. No Existing ENI Subsidiary has been named or identified in writing under any Environmental Law with respect to the ENI Business as a party potentially responsible for a release to the environment of any Materials of Environmental Concern. To the knowledge of Emerson, other than in compliance with Environmental Laws, there have been no releases or threatened releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by any Existing ENI Subsidiary with respect to the ENI Business that could reasonably be expected to have a Company Material Adverse Effect. To the knowledge of Emerson, there have been no releases or threats of releases of Materials of Environmental Concern with respect to the ENI Business at parcels or facilities other than those owned, leased, operated or controlled by any Existing ENI Subsidiary that reasonably could be expected to have a material adverse effect on the real property or facilities owned, leased, operated or controlled by the ENI Business.

     (c) No Asset Seller, no Company and no Company Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law with respect to the ENI Business.

     (d) Set forth in Section 2.24(d) of the Disclosure Schedule is a list of all environmental audits, reports, studies and investigations of which Emerson has knowledge relating to the environmental status of any real property and/or premises currently or previously owned or operated by Emerson, any Asset Seller or any Existing ENI Subsidiary with respect to the ENI Business (whether conducted by or on behalf of Emerson, any Asset Seller, any Existing

ENI Subsidiary or a third party, and whether done at the initiative of Emerson, any Asset Seller, any Existing ENI Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which Emerson has possession of or access to as of the date hereof. A complete and accurate copy of each such document has been provided to the Buyer.

     (e) None of Emerson, any Asset Seller or any Existing ENI Subsidiary has received notice that it may have any material environmental liability for any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by any Existing ENI Subsidiary in connection with the ENI Business.

     (f) Except as set forth in this Section 2.24, Section 2.12(a) and Section 2.27, Emerson is not making any representations or warranties relating to any environmental matters.

     2.25 Legal Compliance. The ENI Business is currently being conducted, and has at all times been conducted, in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company or any Company Subsidiary, has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation as it relates to the ENI Business.

     2.26 Customers and Suppliers. Section 2.26 of the Disclosure Schedule sets forth a list of (a) the top 15 customers of the ENI Business based on revenues generated from product sales during the last full fiscal year and the amount of revenues accounted for by such customer from product sales during each such period and (b) each supplier that is the sole source of any significant product or service to the ENI Business. No such customer or supplier has indicated within the past year that it intends to cease doing business with the ENI Business. To Emerson's knowledge, no unfilled customer order or commitment obligating the ENI Business to process, manufacture or deliver products or perform services will result in a loss at the gross margin, on a consolidated basis, to the ENI Business upon completion of performance.

     2.27 Permits. Section 2.27 of the Disclosure Schedule sets forth a list of all material Permits (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) issued to or held by any Existing ENI Subsidiary with respect to the ENI Business. Such listed Permits are the only material Permits that are required to conduct the ENI Business as presently conducted. Each such material Permit is in full force and effect; the applicable Existing ENI Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of Emerson, no suspension or cancellation of any material Permit is threatened and there is no basis for believing that each such Permit will not be renewable without any material changes upon expiration, except for any noncompliance, cessation of effectiveness, suspension or cancellation which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Each such Permit will continue in full force and effect immediately following the Closing. A complete and accurate copy of each material Permit has been provided to the Buyer.

     2.28 Certain Business Relationships With Affiliates. Section 2.28 of the Disclosure Schedule describes any non-arms length transactions or agreements with respect to the ENI Business between Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company or any Company Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

     2.29 Restrictions on Business Activities. After giving effect to the Reorganization, there will be no agreement, commitment, judgment, injunction, order or decree to which an Asset Seller, a Company or any Company Subsidiary is a party or which will otherwise be binding upon the Buyer, a Subsidiary of the Buyer, any Company, any Company Subsidiary or the ENI Business which will or reasonably could be expected to result in the licensing of, or any grant of rights to, any Intellectual Property of the Buyer to any third party.

     2.30 Investment Representations.

     (a) Emerson is acquiring the Closing Shares for Emerson's own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Closing Shares in violation of the Securities Act, or any applicable state law.

     (b) Emerson has had adequate opportunity to obtain from publicly available sources or from representatives of the Buyer such information, in addition to the representations set forth in this Agreement, as is necessary to evaluate the merits and risks of the Emerson's investment in the Buyer.

     (c) Emerson is an "accredited investor" as defined in Rule 501(a) of the Securities Act and has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Closing Shares to be issued to Emerson and to make an informed investment decision with respect to such investment. Emerson is capable of bearing the economic risk of Emerson's investment in the Closing Shares indefinitely.

     (d) Emerson agrees and understands that the Closing Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that the Closing Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

     (e) Emerson agrees and understands that a legend substantially in the following form will be placed on the certificate representing the Closing Shares.

     "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

     2.31 Brokers' Fees. Except for the fee payable by Emerson to SG Cowen Securities Corporation, none of Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company or any Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.32 Banking Facilities. Section 2.32 of the Disclosure Schedule identifies:

     (a) each bank, savings and loan or similar financial institution in which the ENI Business has any account and the numbers of the accounts maintained by the ENI Business thereat; and

     (b) the names of all persons who are authorized to draw on each such account.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

     Except as set forth in the Buyer Disclosure Schedule, the Buyer represents and warrants to Emerson that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (except as expressly specified therein). The Buyer Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in
Article III of this Agreement. The disclosures in any section of the Buyer Disclosure Schedule shall qualify other sections in this Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections. For purposes of this Article III, the phrase "to the knowledge of the Buyer" or any phrase of similar import shall be deemed to refer to the actual knowledge of each of the officers of the Buyer, as well as any other knowledge which any of such persons would have possessed had they made reasonable inquiry with respect to the matter in question.

     3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts. The Buyer is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except the failure to have such corporate power and authority would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer is not in default under or in violation of any provision of its Articles of Organization and by-laws, except for any such default or violation which would not reasonably be expected to result in a Buyer Material Adverse Effect.

     3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. Subject to the Buyer Requisite Vote, the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes and each of the Ancillary

Agreements, upon its execution and delivery, by the Buyer, will constitute, a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

     3.3 Capitalization. The authorized capital stock of the Buyer consists of
(i) 75,000,000 shares of Buyer Common Stock, of which 37,808,673 shares were issued and outstanding as of September 30, 2001, and (ii) 2,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All outstanding shares of Buyer Common Stock are, all shares of Buyer Common Stock subject to issuance under the Buyer Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and all the Closing Shares, when issued in accordance with this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any subscription right. The Buyer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Buyer on any matter. There are no outstanding stock appreciation, phantom stock or similar rights with respect to Buyer. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of Buyer.

     3.4 Noncontravention. Subject to compliance with the applicable requirements of (i) the Hart-Scott-Rodino Act, any applicable foreign Antitrust Laws, the Securities Act and the Exchange Act, (ii) state securities or "blue sky laws" and (iii) The Nasdaq Stock Market, Inc., neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents of the Buyer, (b) require on the part of the Buyer any notice to or filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, which conflict, breach or default could reasonably be expected to have a Buyer Material Adverse Effect or result in the imposition of any Security Interest upon any material assets of the Buyer, or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets in the case of this clause (d), which would reasonably be expected to have a Buyer Material Adverse Effect.

     3.5 SEC Filings; Financial Statements; Information Provided.

     (a) The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since June 30, 1999. The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC under the Exchange Act and the published rules and regulations of the SEC thereunder) and (iii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal recurring year-end adjustments (which were not or are not expected to be material) and do not include footnotes.

     3.6 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed, or other public announcements made by press release, prior to the date of this Agreement, since June 30, 2001 there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

     3.7 Investment Representation. The Buyer is acquiring the US Shares from Emerson for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

     3.8 Broker's Fees. Except for the fee payable to Merrill Lynch and Company, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.9 Litigation. There is no Legal Proceeding which is pending, and the Buyer has not received written notice of any threatened Legal Proceeding, against the Buyer or its Subsidiaries, except for those that would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Buyer or its Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect.

     3.10 Legal Compliance. The business of the Buyer and its Subsidiaries, taken as a whole, is not being conducted in violation of any Laws, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has not received any written notice from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation as it relates to the business conducted by the Buyer and its Subsidiaries, except for any noncompliance which would not reasonably be expected to have a Buyer Material Adverse Effect.

     3.11 Permits. The Buyer and its Subsidiaries each have all Permits from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer and its Subsidiaries are in compliance with the terms of the Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. No Permit will cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, except where the cessation of effectiveness, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

     3.12 Required Vote. The Buyer Requisite Vote on the Buyer Voting Proposal is the only vote of the holders of any class or series of the securities of Buyer necessary to approve this Agreement and any other transactions contemplated hereby.

     3.13 Board Recommendation. The Buyer's board of directors, at a meeting duly called and held, has by a unanimous vote resolved to recommend the approval of the Buyer Voting Proposal to the Buyer's stockholders.

     3.14 Fairness Opinion. The Buyer has received the opinion of Merrill Lynch and Company, financial advisors to Buyer, to the effect that, as of the date of this Agreement, the Purchase Price is fair to Buyer from a financial point of view.

     3.15 No Other Proposals. The Buyer and its Subsidiaries, advisors and other agents of the Buyer have, as of the date of this Agreement, no existing activities, discussions or negotiations with any person other than Emerson with respect to any Acquisition Proposal.

     3.16 Representations in Respect of Merger. Buyer and Transitory Subsidiary shall provide Emerson with a representation letter substantially in the form of Exhibit H dated as of the Closing Date. The representations and warranties contained in such representation letter shall be incorporated into this Agreement as if such representations and warranties were made by Buyer in this
Section 3.16.

     3.17 Structure. Each Subsidiary of Buyer that is purchasing Acquired Assets from ENI Japan or ENI Germany or is purchasing the Hong Kong Shares under this Agreement, is, or is treated as, a corporation for U.S. federal income tax purposes, and Buyer does not "control" any such Subsidiary within the meaning of Section 368(c) of the Code.

     3.18 Massachusetts Law. Buyer, pursuant to Article IX, Section 2 of its Bylaws and Article 6G(e) of its Articles of Organization, each as amended to date, has elected not to be governed by the provisions of Chapters 110D and 110F, respectively, of the Massachusetts General Laws.

                                  ARTICLE IV

                             PRE-CLOSING COVENANTS

     4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and do all things necessary, proper or advisable, and to cause their respective Subsidiaries to take all actions and to do all things necessary, proper or advisable, and to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement are satisfied.

     4.2 Governmental and Third-Party Notices and Consents.

     (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. The Buyer and Emerson agree to respond as promptly as practicable to any government requests for information under any Antitrust Law. If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of Buyer and Emerson shall use reasonable commercial efforts to resolve such objections or challenge such Governmental Entity under such Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the Buyer nor Emerson (and, to the extent required by any Governmental Entity, their respective Subsidiaries and Affiliates) shall be required to enter into Settlements with any Governmental Authority and neither the Buyer nor any of its Subsidiaries shall be required to take any action under this Section 4.2 if the United States Department of Justice, the United States Federal Trade Commission or any foreign Governmental Entity authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions which are the subject of this Agreement.

     (b) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

     (c) Emerson shall use Reasonable Best Efforts, at its expense, to obtain all consents, make all deliveries (including deliveries of legal opinions) and satisfy all conditions set forth in the IDRB Lease, including without limitation in Section 8.4 thereof, which are required as a result of the transactions contemplated under this Agreement.

     (d) Emerson may seek to obtain the release of its obligations as guarantor under the IDRB Lease and the Buyer shall cooperate with Emerson in obtaining such a release and, if requested by Emerson, the Buyer agrees to act as guarantor of the obligations under the IDRB Lease by executing and delivering a guaranty with terms that are similar in all material respects to the terms of the guaranty executed by Emerson with respect to the IDRB Lease.

     4.3 Proxy Statement.

     (a) As promptly as practicable after the execution of this Agreement, the Buyer shall prepare and shall file the Proxy Statement with the SEC. Emerson shall provide promptly to Buyer such information concerning the business, financial statements and affairs of each Asset Seller, each Company and each Company Subsidiary, as, in the reasonable judgment of Buyer or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with Buyer's counsel and auditors in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, Emerson shall cause each Asset Seller's, each Company's and each Company Subsidiary's management and their respective independent auditors to facilitate on a timely basis (i) the preparation and delivery to Buyer for inclusion in the Proxy Statement of financial statements (including pro forma financial statements if required) as required by the Buyer to comply with applicable rules and regulations of the SEC, (ii) the review of any Asset Seller, Company or Company Subsidiary audit or review work papers for up to the past three (3) complete fiscal years, including the examination of selected interim financial statements and data and (iii) the delivery of such consents and representations from Emerson's, any Asset Seller's, any Company's and any Company Subsidiaries' independent accountants as may be required by applicable laws or the rules or regulations promulgated thereunder.

     (b) The Buyer shall respond to any comments of the SEC and shall use its Reasonable Best Efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable after such filing. The Buyer shall notify Emerson promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information and shall supply Emerson with copies of all correspondence between the Buyer or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement.

     (c) The Buyer shall use its Reasonable Best Efforts to cause the Proxy Statement to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer shall promptly inform Emerson of such occurrence and cooperate in filing such amendment or supplement with the SEC or its staff or any other government officials.

     4.4 Stockholders Meeting.

     The Buyer, acting through the Buyer's board of directors, shall take all actions in accordance with applicable law and its Articles of Organization and by-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, the Buyer Stockholder Meeting for the purpose of obtaining the Buyer Requisite Vote of the Buyer Voting Proposal. Except as set forth in
Section 4.9(b), the Buyer's full board of directors shall (i) recommend approval of the Buyer Voting Proposal and include such recommendation in the Proxy Statement and (ii) use Reasonable Best Efforts to solicit and obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Emerson, the Buyer may adjourn or postpone the Buyer Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Buyer's stockholders or, if as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholder Meeting.

     4.5 Operation of ENI Business.

     (a) Except as contemplated by this Agreement (including, but not limited to, the Reorganization) and as set forth in Schedule 4.5, during the period from the date of this Agreement to Closing, Emerson shall, and shall cause each Existing ENI Subsidiary, and, after completion of the Reorganization, each Asset Seller, each Company and each Company Subsidiary, to conduct its operations relating to the ENI Business in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to keep the ENI Business' physical assets in good working condition, keep available the services of each of the ENI Business' officers and employees and preserve the ENI Business' relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except as contemplated by this Agreement or the Reorganization and as set forth in
Schedule 4.5, prior to the Closing, Emerson shall cause each Existing ENI Subsidiary (with respect to the ENI Business), each Company and each Company Subsidiary not to, without the written consent of the Buyer:

          (i) issue or sell any stock or other equity securities;

          (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any party which is not an Affiliate of Emerson, or make any loans, advances or capital contributions to, or investments in, any party which is not an Affiliate of Emerson;

          (iii) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.23(j), (B) increase in any material respect the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other material benefit to its directors, officers or employees

     (except for existing payment obligations listed in Section 2.23 of the Disclosure Schedule), or (C) hire any new officers or (except in the Ordinary Course of Business) any new employees; provided, however, that the foregoing shall not prevent any action being taken in the Ordinary Course of Business to pay or provide for compensation or benefits under any existing employee plan, agreement, contract, arrangement or benefit plan;

          (iv) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases, sales, leases, licenses or disposals of assets in the Ordinary Course of Business;

          (v) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

          (vi) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(vii)    amend its charter, by-laws or other organizational documents;

          (viii) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes;

          (ix) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature that would be required to be listed in Section 2.14 or Section 2.16 of the Disclosure Schedule, other than contracts that would be required to be listed in Section 2.16(a)(vii) of the Disclosure Schedule, if such contract or agreement existed on the date of this Agreement;

          (x) waive or release any right or claim, in the aggregate, in excess of $100,000; (xi) make or commit to make any capital expenditure in excess of $100,000 per item or $250,000 in the aggregate;

          (xii) institute any Legal Proceeding without Buyer's consent (which consent shall not be unreasonably withheld or delayed in the case of any claim in which the failure to make such filing or institute such Legal Proceeding would be likely to be materially prejudicial to such claim), or settle any Legal Proceeding without Buyer's consent, except for amounts paid in relation to any settlement up to $25,000 for any individual Legal Proceeding, and $100,000 in the aggregate; or

          (xiii) agree in writing or otherwise to take any of the foregoing actions.

     (b) Except as contemplated by this Agreement (including, but not limited to, the Reorganization), during the period from the date of this Agreement to Closing, Emerson shall cause each of the Companies, ENI Japan and ENI Taiwan not to declare, set aside, or pay any dividend or other distribution (other than to remove Excluded Assets) in respect of its capital stock or redeem or purchase any shares of its capital stock, without the written consent of Buyer.

     (c) At or prior to the Closing, Emerson shall take (or cause its Subsidiaries to take) such action as is required to remove all cash (other than $1,500,000 of cash which shall remain in the ENI Business and shall be allocated to foreign operations of the ENI Business in a manner reasonably acceptable to Emerson and the Buyer) to eliminate or otherwise settle all Intercompany Accounts (irrespective of the terms of payment of such Intercompany Accounts) and to eliminate all debt of the ENI Business (including without limitation any liability of ENI US in connection with ENI US' guaranty of the $300,000,000 revolving credit facility from Barclays Capital and Barclays Bank PLC to Astec International Limited) other than the debt related to the IDRB Lease.

     4.6 Access to Information.

     (a) Subject to applicable law, Emerson shall (and shall cause each Asset Seller, each Existing ENI Subsidiary, each Company and each Company Subsidiary
to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Emerson, the Asset Sellers, the Existing ENI Subsidiaries, the Companies and the Company Subsidiaries) to all premises, properties, environmental, financial, Tax and accounting records (including the work papers of Emerson's, each Asset Seller's, and each Existing ENI Subsidiary's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the ENI Business, each Asset Seller, each Existing ENI Subsidiary, each Company and each Company Subsidiary as is reasonably necessary or appropriate; provided that in no event shall Buyer or its representatives have the right, without Emerson's consent, to perform intrusive testing at any site, whether of the soil, groundwater or otherwise.

     (b) Within 20 days after the end of each month ending prior to the Closing, beginning with the month ended October 31, 2001, Emerson shall furnish to the Buyer Emerson's standard unaudited monthly financial reporting package for the ENI Business in the form which the ENI Business has historically provided to Emerson.

     4.7 Notice of Breaches.

     (a) From the date of this Agreement until the Closing, Emerson may deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business (without breach of Section 4.5) and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(b) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VII of this Agreement.

     (b) From the date of this Agreement until the Closing, the Buyer may promptly deliver to Emerson supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement or the Buyer Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement or the Buyer Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business and if Emerson would have the right to terminate this Agreement pursuant to Section 8.1(c) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation or warranty to which it relates for purposes of Article VII of this Agreement.

     4.8 Buyer's Board of Directors. Prior to Closing, Buyer shall take all necessary action to cause the number of members of the Buyer's board of directors to be fixed at eight and to cause James G. Berges, or upon his inability or refusal to serve, another individual selected by Emerson and reasonably acceptable to Buyer, to be appointed to the Buyer's board of directors effective as of Closing, as a member of the class of directors whose term will expire at the annual meeting of stockholders to be held in 2004.

     4.9 No Solicitation.

     (a) Except as set forth in this Section 4.9, Buyer shall not, nor shall Buyer authorize or permit any of its Subsidiaries or any of its directors, officers, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives to directly or indirectly:

          (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

          (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information relating to Buyer or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Buyer or any of its Subsidiaries, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any person that is seeking to make, or has made, an Acquisition Proposal; or

          (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Buyer or any of its Subsidiaries.

         Notwithstanding the foregoing, prior to the approval of the Buyer Voting Proposal, Buyer may, to the extent required by the fiduciary duties of the Buyer's board of directors under applicable law, as determined in good faith by a majority vote of the Buyer's full board of directors, after consultation with outside counsel and its financial advisor, in response to an Acquisition Proposal that did not result from a breach by Buyer of this Section 4.9 (x) furnish information with respect to Buyer to the person making such an Acquisition Proposal pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its representatives regarding any such Acquisition Proposal. Promptly after Buyer's receipt of any Acquisition Proposal, Buyer shall send Emerson a written notice advising Emerson of the existence of such Acquisition Proposal and whether such Acquisition Proposal is, or becomes, contingent on the disapproval of the transactions contemplated by this Agreement. In addition, Buyer shall notify Emerson when its board of directors accepts or rejects such Acquisition Proposal.

     (b) The Buyer's board of directors shall not, except as set forth in this
Section 4.9, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Emerson, its approval or recommendation with respect to the Buyer Voting Proposal.

     Notwithstanding the foregoing, the Buyer's board of directors may, in response to an Acquisition Proposal, withdraw or modify its recommendation with respect to the Buyer Voting Proposal, if the Buyer's full board of directors determines by majority vote in good faith (after consultation with outside counsel and its financial advisor) that its fiduciary duties require it to do so, but only at a time that is prior to the receipt of the Buyer Requisite Vote.

     (c) Nothing contained in this Section 4.9 shall be deemed to prohibit Buyer from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Buyer's board of directors, failure to so disclose would be inconsistent with its obligations under applicable law.

     4.10 FIRPTA Tax Certificates. Within 30 days prior to the Closing, Emerson will deliver or cause to be delivered, to the Buyer a certification that Astec America, Inc. is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If Astec America, Inc. has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to withhold from the Purchase Price any required withholding Tax under Section 1445 of the Code.

     4.11 License Agreement. Prior to the Closing, Emerson shall cause ENI US to execute and deliver the IP License Agreement to Astec International Limited and Astec America Inc.


                                   ARTICLE V

                             CONDITIONS TO CLOSING

     5.1 Conditions to Obligations of each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the satisfaction of the following conditions:

     (a) the Buyer Voting Proposal shall have received the Buyer Requisite
Vote;

     (b) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and under all applicable foreign Antitrust Laws shall have expired or otherwise been terminated; and

     (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

     5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions:

     (a) Emerson shall have obtained (or caused to be obtained):

          (i) all Consents or transfers of Intellectual Property listed on
     Schedule 5.2(a)(i) hereto; and

          (ii) with respect to contracts executed after the date of this Agreement and prior to Closing, those Consents, if any, which, if not obtained or effected, would individually, or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

     (b) the representations and warranties of Emerson set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) other than such failures to be true and correct that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

     (c) Emerson shall have, or caused its Subsidiaries to have, performed or complied in each case in all material respects with their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

     (d) Emerson shall have completed the Reorganization;

     (e) no Company Material Adverse Effect shall have occurred since October 1, 2001;

     (f) Emerson shall have delivered to the Buyer the Emerson Certificate;

     (g) the Buyer shall have received the resignations, or shall effect the removal, effective as of the Closing, of each director and officer of the Companies and the Company Subsidiaries specified by the Buyer in writing at least five business days prior to the Closing; and

     (h) the Buyer shall have received such other customary certificates and instruments (including certificates of good standing, where applicable, of Emerson, each Asset Seller, the Companies and the Company Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

     5.3 Conditions to Obligations of Emerson. The obligation of Emerson to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions:

     (a) the representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) other than such failures to be true and correct that could not reasonably be expected to have individually or in the aggregate, a Buyer Material Adverse Effect;

     (b) the Buyer shall have, or caused its Subsidiaries to have, performed or complied in each case in all material respects with their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

     (c) no Buyer Material Adverse Effect shall have occurred since October 1, 2001;

     (d) the Buyer shall have delivered to Emerson the Buyer Certificate; (e) Emerson shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

     (f) the Closing Shares issuable by Buyer pursuant to this Agreement shall have been authorized for quotation on the Nasdaq National Market; and

     (g) James G. Berges, or upon his inability or refusal to serve, another individual selected by Emerson and reasonably acceptable to Buyer, shall have been appointed to the Buyer's board of directors effective as at Closing, as a member of the class of directors whose term will expire at the annual meeting of stockholders to be held in 2004.

                                  ARTICLE VI

                             POST-CLOSING COVENANTS

     6.1 Proprietary Information. From and after the Closing, Emerson shall not disclose or make use of, and shall use its Reasonable Best Efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the ENI Business, other than Excluded Assets and Excluded Liabilities, or the Buyer or their respective businesses (including the financial information, technical information or data relating to the ENI Business and the ENI Business' products and names of customers), except that disclosure of such information may be made if and to the extent (a) required by applicable law or regulation or the rules of any national securities exchange, or (b) it becomes generally available to the public other than as a result of a disclosure by Emerson or its representatives, or (c) becomes available to Emerson on a non-confidential basis from a source other than Buyer or its representatives, provided that such source is not known by Emerson to be bound by a confidentiality agreement with or other obligation of secrecy to Buyer or another person, or (d) was or is independently acquired or developed by Emerson after the Closing Date without violating any of its obligations under this
Section 6.1 or any other agreement with Buyer.

     6.2 Solicitation and Hiring. For a period of three years after the Closing Date, Emerson shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any Subsidiary of the Buyer, provided that the foregoing will not prevent Emerson or its Affiliates from making general solicitations of employment not specifically directed towards any Restricted Employee or (b) hire or attempt to hire any engineers, sales or marketing employee of the ENI Business, any employee of the ENI Business employed in the People's Republic of China, or any employee of the ENI Business whose annual compensation exceeds US$75,000. This Section shall not apply to any individual whose employment by the Buyer or a Subsidiary of the Buyer has been terminated by Buyer or such Subsidiary.

     6.3 Non-Competition.

     (a) Subject to Section 6.3(c) below, for a period of five years after the Closing Date, Emerson shall not, either directly or indirectly (including through an Affiliate) as a stockholder, investor, partner, consultant or otherwise, engage anywhere in the world in the Restricted Business.

     (b) Emerson agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

     (c) Nothing in this Section 6.3 shall prohibit Emerson or its Affiliates from, directly or indirectly, acquiring (a) any company or entity that competes in the Restricted Business, provided that Emerson or its Affiliates, as applicable, must as soon as practicable after such acquisition, divest any interest acquired to the extent that it relates to the Restricted Business, or
(b) up to 5% of the outstanding securities of any publicly traded company.

     6.4 Sharing of Data. Emerson shall have the right for a period of seven years following the Closing Date or, in the case of books, records and accounts relating to Taxes, until thirty (30) days after the expiration of all applicable statutes of limitations (giving effect to any waiver, extension or mitigation thereof), to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records pertaining to the ENI Business held by the Buyer, any Company or any Company Subsidiary for the limited purposes of concluding its involvement in the ENI Business as conducted by Emerson and the Existing ENI Subsidiaries prior to the Closing Date and for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven years or, in the case of books, records and accounts relating to Taxes, until thirty (30) days after the expiration of all applicable statutes of limitations (giving effect to any waiver, extension or mitigation thereof), following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of Emerson's, any Asset Seller's and the Existing ENI Subsidiaries' independent accountants), Tax records, correspondence, production records, employment records and other records pertaining to the ENI Business that are retained by Emerson, any Asset Seller and the Existing ENI Subsidiaries pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the ENI Business after the Closing and complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. None of the Buyer, Emerson or any of their respective Subsidiaries shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party's expense.

     6.5 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate in all reasonable requests in connection with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the ENI Business prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

     6.6 Employee Benefits.

     (a) From and after the Closing, each employee of ENI US will be paid at salary rates and employee benefit levels which are comparable in the aggregate to the salary rates and benefit levels for such employee immediately prior to Closing. Buyer or its Affiliates will offer employment to any ENI Employee who is not an employee of ENI US and will offer initial salary rates and employee benefit levels which are comparable in the aggregate to the salary rates and benefit levels for such employees immediately prior to Closing, but in the case of benefit levels, to the extent of those benefits disclosed on Schedule 2.23 with respect to such employees.

     (b) Emerson will fully vest the account balances of each ENI Employee (to the extent not then fully vested) if any, in Emerson's Savings Programs. As of the Closing Date, ENI Employees will cease active participation in Emerson's Savings Programs, and the Buyer will accept cash rollovers into its tax qualified individual account plan of account balances of any ENI Employee from said terminated plans.

     (c) Except as agreed by Buyer and Emerson, effective as of the Closing, ENI Employees shall cease to be active participants in any Employee Benefit Plan that is not a Stand-Alone Plan. If, after the Closing, Buyer terminates a Stand-Alone Plan during a contract year and under such Stand-Alone Plan the participant has been responsible for any co-payments or payment of deductible amounts during such contract year, then the Buyer shall use its Reasonable Best Efforts to provide appropriate credit for the Affected Participants under the terms of any Comparable Plans if the Affected Participants begin participation after the beginning of the contract year in the Comparable Plans.

     (d) Any severance or other employment termination obligations arising prior to or as a result of the transactions contemplated by this Agreement (except as described in the following sentence) shall be the responsibility of Emerson. Buyer shall be responsible for any severance and other employment termination obligations arising after the Closing, as well as any such obligations arising as a result of both (i) the transactions contemplated by this Agreement and (ii) Buyer's failure to comply with any provision of this
Section 6.6, provided that notwithstanding this sentence or the preceding sentence, Buyer shall be responsible for one-half of the present value, not to exceed $200,000 in the aggregate, of any severance benefit of any ENI Employee employed by an Asset Seller who (i) does not accept an offer of employment which meets the requirements of Section 6.6(a) and (ii) is entitled to severance benefits solely because such benefits are required as a matter of applicable law.

     (e) To the extent permitted by law and the terms of the plans, all Buyer's employee benefit plans will provide service credit (for eligibility and vesting but not for accrual of benefits under any defined benefit retirement plan) to the employees of ENI US for all service accrued by them as of the Closing with Emerson, any Existing ENI Subsidiary, any Company and any Company Subsidiaries. The Buyer will use Reasonable Best Efforts to effectuate the waiver of any pre-existing condition exclusions under any of its employees benefit plans providing health benefits to employees of ENI US.

     (f) With respect to all ENI Employees, the Buyers and its Affiliates will recognize all accrued and unused vacation days and/or holidays and any personal and sickness days (i) which have accrued with respect to such ENI Employees through the Closing, and (ii) the liability for which is included in the amounts disclosed on Section 2.23(n) of the Disclosure Schedule.

     (g) Without limiting the foregoing, with respect to all ENI Employees based outside the United States, the Buyer or one of its Affiliates shall adopt or assume any Stand-Alone Plan, and shall participate in any government-sponsored or mandated benefits program, as required by applicable law and to the extent necessary to avoid any deemed or constructive termination of any ENI Employees; provided that, nothing in this Section 6.6(g) shall require the Buyer or any of its Affiliates to adopt or assume any Stand-Alone Plan or participate in any benefits program to the extent such Stand-Alone Plan or benefits program was either (i) not disclosed to the Buyer on Schedule 2.23, or (ii) not maintained by the ENI Business for ENI Employees prior to the date of this Agreement.

     6.7 Insurance Matters. Emerson agrees that it shall, at the request of Buyer but at no expense to Emerson, assert and diligently pursue covered claims under any insurance policy maintained by Emerson or any of its Affiliates prior to the Closing for damages suffered or losses incurred by the ENI Business with respect to the operation of the ENI Business prior to the Closing Date. Emerson shall pay, or cause its insurer to pay, the Buyer all amounts recovered under any such policy with respect to any such claim after deduction of Emerson's reasonable costs of collection associated therewith.

     6.8 Section 338(g) Election. Buyer shall make, or cause to be made, a timely and valid election under Section 338(g) of the Code with respect to the Hong Kong Shares, all the shares of capital stock of ENI Taiwan and ENI China (in each case, unless it is not treated as a corporation for U.S. federal income tax purposes) acquired pursuant to this Agreement.

     6.9 Treatment of Merger for Tax Purposes. It is the intention of each Party that the Merger qualify as a "reorganization" within the meaning of
Section 368 of the Code and that each of ENI US, the Transitory Subsidiary and Buyer be treated as parties to the "reorganization" for purposes of Section 368(b) of the Code. No Party or any Affiliate of any Party will take any position on any United States federal, state, or local income or franchise tax return, or take any other Tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization, within the meaning of Section 368 of the Code, unless compelled to do otherwise by the Internal Revenue Service.


                                  ARTICLE VII

                                INDEMNIFICATION

     7.1 Indemnification by Emerson. Emerson shall indemnify the Buyer and its Affiliates in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Buyer, any Company, any Company Subsidiary or any Affiliate thereof resulting from, relating to or constituting:

     (a) any breach of any representation or warranty of Emerson contained in this Agreement; or

     (b) any failure to perform any covenant or agreement of Emerson contained in this Agreement.

     7.2 Indemnification by the Buyer. The Buyer shall indemnify Emerson and its Affiliates in respect of, and hold them harmless against, any and all Damages incurred or suffered by Emerson or any Affiliate thereof resulting from, relating to or constituting:

     (a) any breach of any representation or warranty of the Buyer contained in this Agreement;

     (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement; or

     (c) any failure by Buyer, any Affiliate of Buyer, any Company or any Company Subsidiary to satisfy when due all Assumed Liabilities (including, without limitation, Emerson's guaranty of the IDRB Lease) other than claims relating to Environmental Matters and claims for Tax matters, which are addressed in Article IX of this Agreement.

     7.3 Indemnification Claims.

     (a) An Indemnified Party shall give prompt written notification to the Indemnifying Party of the assertion of any claim or the commencement of any Third Party Action which, if successful, could give rise to a claim for indemnification under this Agreement (an "Expected Claim Notice"), and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages (if known); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

     (b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

     (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party the Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the written response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the written response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or
(iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Response creates a Dispute, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 7.3(d) for the resolution of such Dispute.

     (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to an ADR Procedure. In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the ADR Service, promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party.

     (e) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party,
(ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII, as if the claim had not been settled).

     (f) With respect to any claims relating to Environmental Matters, Emerson shall have no liability unless: (i) the Buyer's claim arises from or relates to actions taken, required to be taken or expenses incurred in order to comply with Environmental Laws; or (ii) there has been a claim, complaint, request, inquiry, notice, demand, suit or proceeding made or threatened against Buyer or its Affiliates by a Governmental Entity or a third party.

     (g) The Buyer shall not be entitled to indemnification for response actions to address the presence, if any, of Materials of Environmental Concern in the soil or groundwater at any owned, leased or subleased real property to the extent that such response actions arise from Buyer's voluntary action which was taken without an Independent Business Purpose.

     7.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall (a) survive the Closing and (b) shall expire on March 31, 2003, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 3.1, 3.2 and 3.3 shall survive the Closing without limitation, (ii) the representations and warranties set forth in Sections 2.14 and 2.24 shall survive the Closing for 36 months and (iii) the representations and warranties set forth in Sections 2.10 and 2.23 shall survive the Closing until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VII shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge of an Indemnified Party with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

     7.5 Limitations.

     (a) Notwithstanding anything to the contrary herein, Emerson shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which it would otherwise be liable exceed $2,000,000 (at which point Emerson shall become liable only to the extent of such excess); provided that the foregoing limitation shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4 or 2.6, and provided further that (i) Emerson shall not be liable pursuant to Section 7.1(a) for any individual claim that is less than $40,000,
(ii) Emerson's maximum liability under this Article VII shall not exceed $200,000,000 and (iii) Emerson shall not be liable pursuant to this Article VII (but shall be liable pursuant to Article IX to the extent provided therein) in respect of any Tax liability that relates to any taxable period ending (or deemed to end pursuant to Section 9.4(b)) on or before the Closing Date. Notwithstanding the foregoing, Emerson shall be liable for a breach of the representation or warranty set forth in Section 2.16(c) hereof for all Damages in excess of $50,000. In addition, Emerson shall not be liable for any Damages for a breach of the representation and warranty in the first two sentences of
Section 2.14(c) (or a breach of any representation or warranty in Article II of this Agreement relating to the subject matter of such first two sentences of
Section 2.14(c)) incurred or suffered by the Buyer or any of its Affiliates arising from the marketing, distribution, making, provision or use of any Customer Deliverables after the fifth anniversary of the Closing Date. For purposes solely of this Article VII, all representations and warranties of Emerson in Article II (other than Sections 2.8 and 2.16(a)(xii)) shall be construed as if references to "Company Material Adverse Effect" were omitted from such representations and warranties.

     (b) Notwithstanding anything to the contrary herein, the Buyer shall not be liable under Section 7.2(a) unless and until the aggregate Damages for which it would otherwise be liable exceed $2,000,000 (at which point the Buyer shall become liable only to the extent of such excess); provided that the foregoing limitation shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.3, and provided further that (i) the Buyer shall not be liable pursuant to
Section 7.2(a) for any individual claim that is less than $40,000, and (ii) the Buyer's maximum liability under this Article VII shall not exceed $200,000,000. In addition, the Buyer shall not be liable under Section 7.2(c) to the extent Buyer has a claim against Emerson for a breach of any related representation and warranty set forth herein provided that the Buyer has delivered a Claim Notice or Expected Claim Notice prior to the expiration of the survival of the representation or warranty pursuant to Section 7.4. For purposes solely of this
Article VII, all representations and warranties of the Buyer in Article III (other than Sections 3.5 and 3.6) shall be construed as if references to "Buyer Material Adverse Effect" were omitted from such representations and warranties.

     (c) Except with respect to claims (i) based on fraud or (ii) made pursuant to Article IX, after the Closing, the rights of the Indemnified Parties under this Article VII shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

     (d) If and to the extent that Emerson makes any indemnification payment under this Agreement, it shall have no right to any contribution from any Company or any Company Subsidiary.

     (e) In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement, except to the extent such damages arise as a result of, pursuant to, or are asserted as a part of any third party claim.

     7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for Tax purposes allocable to the Cash Purchase Price or Merger Consideration, as appropriate.


                                 ARTICLE VIII

                                  TERMINATION

     8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after the Buyer has obtained the Buyer Requisite Vote), as provided below:

     (a) the Parties may terminate this Agreement by mutual written consent;

     (b) the Buyer may terminate this Agreement by giving written notice to Emerson in the event that Emerson is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b), (c), (d) or (e) of Section 5.2 not to be satisfied, (ii) cannot reasonably be cured on or before June 30, 2002, and (iii) is not cured within 20 days following delivery by the Buyer to Emerson of written notice of such breach;

     (c) Emerson may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a), (b) or (c) of Section 5.3 not to be satisfied, (ii) cannot reasonably be cured on or before June 30, 2002, and (iii) is not cured within 20 days following delivery by Emerson to the Buyer of written notice of such breach;

     (d) either Party may terminate this Agreement by giving written notice to the other Party at any time after the stockholders of the Buyer have voted whether to approve the Buyer Voting Proposal in the event such matter failed to receive the Buyer Requisite Vote;

     (e) the Buyer may terminate this Agreement by giving written notice to Emerson if the Closing shall not have occurred on or before June 30, 2002 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

     (f) Emerson may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before June 30, 2002 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by Emerson of any representation, warranty or covenant contained in this Agreement);

     (g) by Emerson, if the Buyer's board of directors shall have withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Emerson, its approval or recommendation of the Buyer Voting Proposal;

     (h) by the Buyer, if, prior to the Buyer Stockholder Meeting, the Buyer's board of directors has provided written notice to Emerson that the Buyer's board of directors shall have withdrawn its recommendation of the Buyer Voting Proposal in accordance with Section 4.9; and

     (i) by Emerson, if the Buyer breaches the provisions of Section 4.9 and an Acquisition Proposal is publicly announced by any party other than Emerson or any of its Affiliates or representatives.

     8.2 Effect of Termination; Break-up Fee. If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of a Party for breaches of this Agreement). Notwithstanding the foregoing, in the event (a) Emerson terminates this Agreement pursuant to the provisions of Section 8.1(d), Section 8.1(g) or
Section 8.1(i), or (b) the Buyer terminates this Agreement pursuant to the provisions of Section 8.1(d) or Section 8.1(h) then unless such termination occurs under circumstances under which the conditions of Section 5.1(b) and
Section 5.2 had not been satisfied and there is no reasonable prospect of such conditions being satisfied, the Buyer shall pay the Break-up Fee (other than the out-of-pocket expenses which are to be reimbursed by the Buyer which shall be paid by the Buyer upon presentation by Emerson of the appropriate documentation) to Emerson within 15 business days in the case of clause (a), or prior to and as a condition to such termination in the case of clause (b).


                                  ARTICLE IX

                                  TAX MATTERS

     9.1 Preparation and Filing of Tax Returns.


     (a) Emerson shall prepare and timely file or shall cause to be prepared and timely filed the following Tax Returns with respect to each Company and each Company Subsidiary or in respect of their businesses, assets or operations:

          (i) all Tax Returns for any Income Taxes for any taxable period ending (or deemed pursuant to Section 9.4(b) to end) on or before the Closing Date; and

          (ii) all other Tax Returns required to be filed (taking into account extensions) prior to the Closing Date.

     (b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns with respect to each Company and each Company Subsidiary or in respect of their businesses, assets or operations.

     (c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date and ending after the Closing Date shall, to the extent permitted by applicable law, be prepared on a basis consistent with the last previous Tax Return of each Company and each Company Subsidiary, as the case may be.

     9.2 Tax Indemnification by Emerson.

     (a) Emerson shall indemnify the Buyer in respect of, and hold the Buyer harmless against, the following Taxes:

     (i) fifty percent of any and all Taxes arising out of, or relating to, the ENI Business other than Income Taxes imposed upon, and due and payable by, any Company or any Company Subsidiary for any taxable period ending (or deemed pursuant to Section 9.4(b) to end) on or before the Closing Date to the extent they exceed the reserves and accruals for such Taxes reflected on the Statement of Closing Working Capital;

     (ii) any and all Income Taxes imposed upon, and due and payable by, any Company or any Company Subsidiary for any taxable period ending (or deemed pursuant to Section 9.4(b) to end) on or before the Closing Date; and

     (iii) any liability of any Company or any Company Subsidiary for Taxes for periods ending on or before the Closing Date under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations.

     (b) The Parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to the Buyer pursuant to this Section 9.2 shall be treated (and reported on all applicable Tax Returns) as adjustments to the Purchase Price allocable to the Cash Purchase Price or Merger
Consideration, as appropriate.

     9.3 Tax Indemnification by the Buyer.

     (a) The Buyer shall indemnify Emerson in respect of, and hold Emerson harmless against:

          (i) fifty percent of any and all Taxes arising out of, or relating to, the ENI Business for any taxable period ending (or deemed pursuant to Section 9.4(b) to end) on or before the Closing Date (other than Taxes described in Section 9.2(a)(ii) above) to the extent they exceed the reserves and accruals for such Taxes reflected on the Statement of Closing Working Capital; and

          (ii) any and all Taxes imposed upon, and due and payable by, any Company or any Company Subsidiary that is not otherwise provided for in clause (i) of this

     Section 9.3(a), for any taxable period beginning (or deemed pursuant to Section 9.4(b) to begin) after the Closing Date.

     (b) The Parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to Emerson pursuant to this Section 9.3 shall be treated (and reported on all applicable Tax Returns) as adjustments to the Purchase Price allocable to the Cash Purchase Price or Merger
Consideration, as appropriate.

     9.4 Allocation of Certain Taxes.

     (a) The Parties agree that if it is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Parties shall treat such day as the last day of a taxable period. The Parties agree that they will treat any Company and any Company Subsidiary as if they ceased to be part of the Affiliated Group of corporations of which Emerson or a Subsidiary of Emerson is a member as of the close of business on the Closing Date.

     (b) Any Taxes for a taxable period beginning before and ending after the Closing Date shall be paid by the Buyer and/or any Company and any Company Subsidiary, and the portion of any such Taxes allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 9.2(a)(iii), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Sections 9.2, 9.3 and 9.5, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

     (c) All sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, Emerson, or any of their respective Affiliates arising out of or resulting from this Agreement or any of the transactions contemplated by this Agreement shall be borne equally by Buyer and Emerson. Buyer and Emerson shall provide reasonable cooperation to each other in preparing any Tax Returns required to be filed in connection with the assessment or imposition of any such Taxes. Any payment between Buyer and Emerson required by this Section 9.4(c) shall be made within five business days of the provision by the Party responsible for paying such Tax of notice to the other Party that such Tax has been paid.

     (d) The Party not responsible under Section 9.1 for filing the Tax Return for any period for which Taxes are apportioned under subsection (b), shall make any payment for which it is liable under Section 9.2 or Section 9.3 to the Party responsible for filing such Tax Return under Section 9.1 not later than five business days prior to the due date for the payment of such Taxes (including estimated Taxes).

     9.5 Refunds and Carrybacks.

     (a) Emerson shall be entitled to an amount equal to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods ending (or deemed pursuant to Section 9.4(b) to end) on or before the Closing Date, which refunds were treated as Excluded Assets. The Buyer shall promptly notify Emerson in writing of any Tax refund(s) received by or payable to any Company or any Company Subsidiary after the Closing in respect of periods before or including the Closing Date.

     (b) The Buyer or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods beginning (or deemed pursuant to Section 9.4(b) to begin) after the Closing Date.

     (c) The Buyer shall, or shall cause any Company and any Company Subsidiary, promptly to forward to or reimburse Emerson for any refunds (including any interest paid thereon) or credits due Emerson (pursuant to the terms of this Agreement) after receipt thereof, and Emerson shall promptly forward to the Buyer or reimburse the Buyer for any refunds (including any interest paid thereon) or credits due the Buyer after receipt thereof.

     (d) The Buyer and Emerson agree that any Company and any Company Subsidiary shall not carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date.

     9.6 Cooperation on Tax Matters; Tax Audits.

     (a) The Parties and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party's possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority, and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. The Parties and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) Emerson shall have the right, at its own expense, to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for which it is liable under Section 9.3(a) for any taxable period ending on or before the Closing Date with respect to any Company and any Company Subsidiary. The Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to any Company and any Company Subsidiary; provided that, with respect to (i) any state, local or foreign Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause Emerson to become obligated to make any payment pursuant to Section 9.2(a) hereof, the Buyer shall consult with Emerson with respect to the resolution of any issue that would affect Emerson, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of Emerson, which consent shall not unreasonably be withheld. Where consent to a settlement is withheld by Emerson pursuant to this Section, Emerson may continue or initiate any further proceedings at its own expense, provided that any liability of the Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had Emerson not withheld its consent.

     9.7 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving any Company or any Company Subsidiary shall be terminated prior to the Closing Date and, after the Closing Date, no Company and no Company Subsidiary shall be bound thereby or have any liability thereunder.


                                  ARTICLE X.

                                  DEFINITIONS

     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     "Acquired Assets" shall mean all of each of the Asset Seller's right, title and interest in and to the assets, rights, properties and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held by or used by the ENI Business other than the Excluded Assets and those that are only tangential to the ENI Business.

     "Acquisition Proposal" means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Buyer or any of its Subsidiaries, (ii) any proposal for the issuance by Buyer or any of its Subsidiaries of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of Buyer which, in each case, is contingent upon the rejection of the Buyer Voting Proposal.

     "ADR Procedure" shall mean a mutually acceptable alternative dispute resolution procedure, which may be non-binding or binding upon the parties, as they agree in advance.

     "ADR Service" shall mean the chosen dispute resolution service for an ADR Procedure.

     "Affected Participants" shall mean any participant in a Stand Alone Plan which has been terminated by the Buyer where any such participant has been responsible for any co-payments or payment of deductible amounts during the contract year in which the plan is terminated.

     "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

     "Affiliated Group" shall mean a group of corporations with which Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company or any Company Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

     "Affiliated Period" shall mean any period in which Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company or any Company Subsidiary was a member of an Affiliated Group.

     "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

     "Ancillary Agreements" shall mean the Shareholder Agreement and the Services Agreements referred to in Sections 1.5(b)(xiii) and 1.5(b)(xiv) of this Agreement.

     "Antitrust Laws" shall mean the Hart-Scott-Rodino Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

     "Arbitrator" shall mean an independent nationally recognized accounting firm, other than the auditor of either the Buyer or Emerson, selected to resolve disputes pursuant to Section 1.6 of this Agreement.

     "Asset Buyers" shall mean MKS Germany and MKS Japan.

     "Asset Sellers" shall mean Astec Germany and ENI Japan.

     "Assumed Liabilities" shall mean all debts, obligations, contracts and liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the conduct of the ENI Business, excluding the Excluded Liabilities, liabilities associated with the Excluded Assets and liabilities associated with the assets used in connection with the ENI Business which are only tangential to the ENI Business.

     "Astec Germany" shall mean Astec Germany GmbH.

     "Bond Payment Date" shall have the meaning set forth in the IDRB Lease.

     "Bond Rate" shall have the meaning set forth in the IDRB Lease.

     "Break-up Fee" shall mean $7,000,000, plus the amount of all out of pocket expenses, not to exceed $500,000, incurred by Emerson in connection with this Agreement.

     "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

     "Buyer Certificate" shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 of this Agreement and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Buyer) of Section 5.3 of this Agreement is satisfied in all respects.

     "Buyer Common Stock" shall mean common stock, no par value per share, of the Buyer.

     "Buyer Disclosure Schedule" shall mean the disclosure schedule provided by the Buyer to Emerson on the date hereof and accepted in writing by Emerson.

     "Buyer Material Adverse Effect" shall mean a material adverse effect on the assets, business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole; except any such effect resulting from or arising in connection with (a) the transactions contemplated by this Agreement or the announcement thereof or (b) any adverse change attributable to the United States economy as a whole, the industries in which the Buyer and its Subsidiaries compete or the foreign economies in any non-United States locations where the Buyer or any of its Subsidiaries has material operations or sales (provided such adverse change does not affect the Buyer or its Subsidiaries, as applicable, in a materially disproportionate manner). A decline in the trading price of the Buyer Common Stock shall not constitute a Buyer Material Adverse Effect.

     "Buyer Requisite Vote" shall mean approval by a majority of the total votes cast on the Buyer Voting Proposal in person or by proxy.

         "Buyer SEC Reports" shall mean all registration statements, forms, reports and other documents (including those that the Buyer may file after the
date hereof until the Closing) filed by the Buyer with the SEC since June 30, 1999.

     "Buyer Stock Plans" shall mean stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted.

     "Buyer Stockholder Meeting" shall mean the meeting of the Buyer's Stockholders to consider the Buyer Voting Proposal.

     "Buyer Voting Proposal" shall mean the proposal to issue the Closing Shares to Emerson or its designee at Closing.

     "Cash Purchase Price" shall mean $10.5 million.

     "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended on or prior to the date hereof.

     "China Services Agreement" shall mean the Services Agreement between Emerson and the Buyer, a form of which is attached hereto as Exhibit C-1.

     "Certificate of Merger" shall mean a certificate of merger or other appropriate documents prepared in accordance with Section 251(c) of the Delaware General Corporation Law.

     "Claim Notice" shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the

Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VII of this Agreement for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment (in the manner provided in Section 7.3(c) of this Agreement) in the amount of such Damages.

     "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     "Closing Date" shall mean the later of January 2, 2002 or the date that is five business days after the Buyer shall have obtained the Buyer Requisite Vote, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V hereof) have not been satisfied or waived by such date, such mutually agreeable later date as soon as practicable (and in any event not later than five business days) after the satisfaction or waiver of all such conditions.

     "Closing Shares" shall mean 12,000,000 shares of Buyer Common Stock, subject to appropriate adjustment in the event of any stock dividend (including any distribution of securities convertible into Buyer Common Stock), stock split, reverse split, rights offering, recapitalization, reclassification, combination or other recapitalization with respect to or affecting such shares which occurs, or the record date for which is, between the date of this Agreement and the Closing.

     "Closing Working Capital" shall mean the total consolidated current assets of the ENI Business minus the total consolidated current liabilities of the ENI Business immediately prior to the Closing Date, in accordance with GAAP consistently applied (excluding from the calculation of closing reserves any new reserves established after September 30, 2001, for inventories, excess inventory purchase commitments or receivables even if such reserves are not consistent with past practices, excluding Excluded Assets, Excluded Liabilities and excluding any assets or liabilities relating to Income Taxes).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" individually, and "Companies," collectively, shall mean ENI US and ENI Hong Kong.

     "Company Intellectual Property" shall mean the Intellectual Property used or held for use in the ENI Business and owned by Emerson, any Existing ENI Subsidiary, a Company or a Company Subsidiary.

     "Company Material Adverse Effect" shall mean a material adverse effect on the assets, business, financial condition or results of operations of the ENI Business, the Companies and the Company Subsidiaries, taken as a whole; except any such effect resulting from or arising in connection with (a) the transactions contemplated by this Agreement or the announcement thereof, or (b) any adverse change attributable to the United States economy as a whole, the industries in which the ENI Business competes or the foreign economies in any non-United

States locations where the ENI Business has material operations or sales (provided such adverse change does not affect the ENI Business in a materially disproportionate manner).

     Notwithstanding anything to the contrary herein, a Company Material Adverse Effect shall be deemed to have occurred if the events set forth on Exhibit A to the Disclosure Schedule occur.

     "Company Plan" shall mean any Employee Benefit Plan (i) that is maintained, or contributed to, by Emerson, any Asset Seller, any Existing ENI Subsidiary, any Company, any Company Subsidiary or any ERISA Affiliate, and
(ii) covers any ENI Employee.

     "Company Shares" shall mean all of the issued and outstanding shares of capital stock of each of ENI US and ENI Hong Kong.

     "Company Subsidiary" shall mean each corporation of which a majority of the outstanding equity securities are owned, directly or indirectly, by any Company.

     "Comparable Plans" shall mean plans which provide benefits to Affected Participants comparable to those to which such Affected Participants are entitled immediately prior to the Closing.

     "Confidentiality Agreement" shall mean the agreement dated September 5, 2001 between the Parties.

     "Consents" shall mean all waivers, permits, consents, approvals, opinions of Governmental Entities or other authorizations and related registrations, filings and notices.

     "Controlling Party" shall mean the party controlling the defense of any suit or proceeding relating to a third party claim for which indemnification is sought pursuant to Article VII of this Agreement.

     "Customer Deliverables" shall mean (a) the products (i) that the ENI Business currently manufactures, markets, sells or licenses, or has manufactured, marketed, sold or licensed within the previous three years, or
(ii) of the ENI Business for which development has been completed or substantially completed and (b) the services that the ENI Business (i) currently provides, or (ii) has provided within the previous three years, or
(iii) currently intends to provide with respect to products set forth in clause
(a) above in the future.

     "Damages" shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

     "Debt Service Payment" shall have the meaning set forth in the IDRB Lease.

     "Deferred Consent" shall mean any Consent required for any assignment, transfer, or any attempted assignment or transfer, of any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, the failure to obtain which would conflict with, result in a breach thereof, constitute (with or without due notice or lapse of time or both) a default thereunder or result in the acceleration of obligations thereunder, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver thereunder, or would affect the rights of the ENI Business thereunder such that Buyer would not receive all such rights.

     "Deferred Item" shall mean the contract, lease, authorization, license or Permit to which a Deferred Consent relates.

     "Disclosure Schedule" shall mean the disclosure schedule provided by Emerson to the Buyer on the date hereof and accepted in writing by the Buyer.

     "Dispute" shall mean the dispute resulting if the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount.

     "Dispute Notice" shall mean notice to be delivered by Buyer to Emerson pursuant to Section 1.6(c) of the Agreement.

     "Effective Time" shall mean the time at which the Surviving Corporation files a Certificate of Merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law with the Secretary of State of the State of Delaware.

     "Emerson Certificate" shall mean a certificate to the effect that each of the conditions specified in clause (b) of Section 5.1 of this Agreement and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving Emerson, any Company or any Company Subsidiary) of Section 5.2 of this Agreement is satisfied in all respects.

     "Emerson's Savings Programs" shall mean the U.S. tax qualified individual account plans set forth on Schedule 2.23(a) of the Disclosure Schedule.

     "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

     "ENI Business" shall mean the business of Emerson and its Subsidiaries currently operating as the "ENI Division" of Emerson and its Subsidiaries as described in the Confidential Memorandum dated August 2000 prepared by SG Cowen Securities Corporation.

     "ENI China" shall mean a corporation to be organized under the laws of the People's Republic of China.

     "ENI Contribution Agreement" shall mean the Contribution Agreement dated as of July 13, 2001 between Astec America Inc. and ENI US.

     "ENI Employee" shall mean a person employed in the United States by any Existing ENI Subsidiary, any Company or any Company Subsidiary, and a person employed outside the United States by Emerson or any of its Affiliates primarily in connection with the ENI Business.

     "ENI Hong Kong" shall mean a corporation to be organized under the laws of Hong Kong.

     "ENI Japan" shall mean ENI Japan Limited, a corporation organized under the laws of Japan.

     "ENI Taiwan" shall mean ENI Taiwan Limited, a corporation organized under the laws of Taiwan.

     "ENI US" shall mean ENI Technology, Inc., a Delaware corporation.

     "Environmental Law" shall mean any foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, permit, approval or the common law relating to the environment or the effects of Materials of Environmental Concern on health and safety, including without limitation, any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and
(vii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. The terms "release" and "environment" shall have the meaning set forth in CERCLA.

     "Environmental Matter" shall mean all matters relating to compliance with Environmental Law and all matters relating to Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Emerson or a Subsidiary.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" shall mean the assets set forth in Exhibit E.

     "Excluded Liabilities" shall mean the liabilities set forth on Exhibit F.

     "Existing ENI Subsidiaries" shall mean each of Emerson's Subsidiaries which conducts any portion of the ENI Business.

     "Expected Claim Notice" shall have the meaning set forth in Section
7.3(a).

     "Financial Statements" shall mean:

     (a) the audited consolidated balance sheets of the ENI Business as of September 30, 1999 and September 30, 2000 and statements of income, changes in stockholders' equity and cash flows of the ENI Business for the fiscal years then ended, and

     (b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year ended as of the Most Recent Balance Sheet Date.

     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental Entity" shall mean any United States, foreign or supranational court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

     "Hart-Scott-Rodino Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Hong Kong Shares" shall mean all of the outstanding capital stock of ENI Hong Kong.

     "Income Taxes" shall mean for any person any Taxes imposed upon, or measured by, net income or, in the case of any taxing authority that would not impose a Tax upon, or measured by, net income of such person, any similar Tax based on the income of such person.

     "IDRB Lease" shall mean that certain lease agreement dated as of July 1, 1984 by and between County of Monroe Industrial Development Agency and Electronic Navigation Industries, Inc.

     "Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

     "Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.

     "Independent Business Purpose" shall mean: (a) construction, reconstruction, modification, development, conversion, structural alteration, renovation, relocation or enlargement of any building or structure; (b) paving;
(c) clearing, grading or other movement of land; (d) maintenance or replacement; (e) relocation, repair, maintenance or replacement of sewer or drainage facilities; and (f) the Buyer being asked by any potential lender to investigate soil and/or groundwater in connection with the development, expansion, or financing of any owned, leased or subleased real property.

     "Intellectual Property" shall mean all:

     (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, design patent applications, design registrations and applications for design registrations;

     (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

     (c) copyrights and registrations and applications for registration thereof;

     (d) mask works and registrations and applications for registration thereof;

     (e) trade secrets and know how; and

     (f) other proprietary rights in inventions or included in computer software, data or confidential information.

     "Intercompany Accounts" shall mean accounts representing transactions between the ENI Business and Emerson and Affiliates of Emerson not included in the ENI Business and shall exclude accounts which represent transactions among members of the ENI Business.

     "Internal Systems" shall mean the internal systems of any Existing ENI Subsidiary, any Company or any Company Subsidiary that are used in the ENI Business or its operations, including computer hardware systems, software applications and embedded systems.

     "IP License Agreement" shall mean the License Agreement between ENI US, Astec America Inc., and Astec International Limited, a form of which is attached hereto as Exhibit B.

     "Laws" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, permit or approval of any Governmental Entity.

     "Lease" means any lease or sublease pursuant to which the ENI Business leases or subleases any real property from another party.

     "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

         "Materials of Environmental Concern" shall mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery

Act), toxic materials, oil or petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls or any other material regulated by any Environmental Law.

     "Merger" shall mean the merger of Transitory Subsidiary into ENI US.

     "Merger Consideration" shall mean the 8,963,389 Closing Shares issuable pursuant to Section 1.3(a).

     "MKS Germany" shall mean MKS Germany, Gmbh, a corporation organized under the laws of Germany.

     "MKS Japan" shall mean MKS Japan Limited, a corporation organized under the laws of Japan.

     "Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet of the ENI Business as of the Most Recent Balance Sheet Date.

     "Most Recent Balance Sheet Date" shall mean September 30, 2001.

     "New Company Subsidiaries" shall mean ENI Hong Kong and ENI China.

     "Non-China Services Agreement" shall mean the Services Agreement between Emerson and the Buyer, a form of which is attached hereto as Exhibit C-2.

     "Non-controlling Party" shall mean the party not controlling the defense of any suit or proceeding relating to a third party claim for which indemnification is sought pursuant to Article VII of this Agreement.

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice.

     "Outstanding Bonds" shall have the meaning set forth in the IDRB Lease, including amounts covered by the Facility Addition dated December 30, 1994 and the 1996 Second Facility Expansion dated February 1, 1996.

     "Owned Real Property" means each parcel of real property owned by the ENI Business.

     "Parties" shall mean the Buyer and Emerson.

     "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity.

     "Product Designs" shall mean products of the ENI Business which are currently under development but not including products of the ENI Business which constitute Customer Deliverables.

     "Proxy Statement" shall mean the proxy statement to be sent to the Buyer's stockholders in connection with the Buyer Stockholder Meeting to consider the Buyer Voting Proposal.

     "Purchase Price" shall mean the aggregate consideration to be paid by the Buyer to Emerson and the Asset Sellers pursuant to Sections 1.3(a) and (b) of this Agreement.

     "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

     "Reorganization" shall mean (A) the transfer from the Existing ENI Subsidiaries (other than ENI US, ENI Japan, ENI Taiwan and Astec Germany) to a Company, or a Company Subsidiary of (i) all of their right, title and interest in and to all of their tangible, intangible, real and personal property assets used in the ENI Business, including all Company Intellectual Property, but excluding the Excluded Assets and assets which are only tangential to the ENI Business and (ii) all of the outstanding capital stock of ENI Taiwan and (B) the assumption by a Company or a Company Subsidiary of all of the Assumed Liabilities (other than the Assumed Liabilities which are to be assumed by the Asset Buyers).

     "Response" shall mean a written response containing the information provided for in Section 7.3(c).

     "Restricted Business" shall mean any business which is engaged in the design, development, manufacture, marketing, sale or licensing of any product which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the ENI Business as conducted as of the Closing Date or during the three-year period prior to the Closing Date.

     "Restricted Employee" shall mean any person who was an employee of the ENI Business on either the date of this Agreement or the Closing Date.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic's, materialmen's, warehousemen's, carrier's and similar liens, (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (d) liens described in Section
2.12 of the Disclosure Schedule; (e) liens for taxes, assessments and other governmental charges affecting any Owned Real Property not yet delinquent or being contested in good faith; and (f) acts or things done or suffered to be done by Buyer or otherwise approved by Buyer.

     "Services Agreements" shall mean the China Services Agreement and the Non-China Services Agreement.

     "Settlement" shall mean a settlement, undertaking, consent decree, stipulation or other agreement with any Governmental Entity regarding antitrust matters in connection with the transactions contemplated by this Agreement.

     "Share Encumbrances" shall mean any liens, charges, claims, pledges, voting trusts, proxies, security holder or similar agreements, encumbrances or restrictions other than applicable securities law restrictions.

     "Specified Buyer Stockholders" shall mean John R. Bertucci; Claire R. Bertucci; Claire R. Bertucci & Richard S. Chute as Trustees of the John R. Bertucci 2nd Family Trust of 12/15/86 FBO Carol B. Bertucci; Claire R. Bertucci & Richard S. Chute as Trustees of the John R. Bertucci 2nd Family Trust of 12/15/86 FBO Janet C. Bertucci; John R. Bertucci & Thomas H. Belknap as Trustees of the Claire R. Bertucci 2nd Family Trust of 12/15/86 FBO Carol B. Bertucci; and John R. Bertucci & Thomas H. Belknap, Trustees, of the Claire R. Bertucci 2nd Family Trust of 12/15/86 FBO Janet C. Bertucci.

     "Stand Alone Plan" shall mean an Employee Benefit Plan that is maintained solely for the benefit of employees of an Existing ENI Subsidiary, a Company Subsidiary or a Company.

     "Statement of Closing Working Capital" shall mean a statement setting forth the Closing Working Capital as set forth in Section 1.6(a).

     "Subsidiary", individually, and "Subsidiaries", collectively, shall mean each corporation, partnership, limited liability company, joint venture or other business association or entity in which any Party has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein or voting power thereof.

     "Subsidiary Shares" shall mean all of the issued and outstanding shares of capital stock of each of the Company Subsidiaries.

     "Surviving Corporation" shall mean ENI US following the Merger.

     "Target Amount" shall mean $22,592,000.

     "Tax" shall mean any of the Taxes.

     "Tax Audit" shall mean any audit or examination by any Taxing Authority.

     "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

     "Taxing Authority" shall mean any applicable Governmental Entity responsible for the imposition of Taxes.

     "Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a Taxing Authority in connection with Taxes.

     "Third Party Action" shall mean any suit, action or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

     "Transitory Subsidiary" shall mean Navigator Acquisition Corp., a Delaware corporation.

     "US ENI Employee" shall mean each ENI employee employed by the Company and any Company Subsidiary in the United States.

     "US Shares" shall mean all of the issued and outstanding capital stock of ENI US.


                                  ARTICLE XI

                                 MISCELLANEOUS

     11.1 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable effort to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

     11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer.

     11.5 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

          If to Emerson:                         Copy to
          -------------                          -------

          Emerson Electric Co.                   Davis Polk & Wardwell
          8000 West Florissant Avenue            450 Lexington Avenue
          P.O. Box 4100                          New York, NY  10017
          St. Louis, MO  63136-8506              Attention:  Phillip Mills, Esq.
          Attention:  Senior Vice President,
                      Secretary and General
                      Counsel


          If to the Buyer:                       Copy to:
          ---------------                        -------

          MKS Instruments, Inc.                  Hale and Dorr LLP
          Six Shattuck Road                      60 State Street
          Andover, MA  01810-2449                Boston, MA  02109
          Attention:  John R. Bertucci           Attention: Mark G. Borden, Esq.
                       Chairman & CEO

     Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

     11.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Buyer Requisite Vote shall be subject to any restrictions contained in the Massachusetts Business Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     11.11 Expenses. Except as set forth in Article VII, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Emerson agrees that none of the costs and expenses (including legal fees and expenses) incurred by it, any Existing ENI Subsidiary, any Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby will be borne by any Company or any Company Subsidiary.

     11.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (d) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements. Each Party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.7. Nothing in this Section 11.12, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

     11.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3 hereof) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction and other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     11.14 Construction.

     (a) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     (b) Any reference herein to "including" shall be interpreted as "including without limitation".

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                             MKS INSTRUMENTS, INC.


                                             By: /s/ John R. Bertucci
                                                 -------------------------------
                                                 Name:  John R. Bertucci
                                                 Title: Chairman of the Board
                                                        and CEO

                                             EMERSON ELECTRIC CO.


                                             By: /s/ James D. Switzer
                                                 -------------------------------
                                                 Name:  James D. Switzer
                                                 Title: Senior Vice President -
                                                        Development